As filed pursuant to Rule 424B5

Under the Securities Act of 1933
Registration No. 333-63918

PROSPECTUS SUPPLEMENT

(To prospectus dated July 24, 2001)

$200,000,000

Arden Realty

Limited Partnership

5.20% Notes due 2011

________________________________________________________________________________

This is a public offering by Arden Realty Limited Partnership of $200,000,000 of its 5.20% notes due 2011. Interest on the notes is payable semiannually on March 1 and September 1 of each year, beginning on March 1, 2005.

The notes will mature on September 1, 2011. We may redeem all or part of the notes at any time. The redemption price is described under the heading “Description of Notes — Optional Redemption” on page S-5 of this prospectus supplement.

The notes are our unsecured and unsubordinated debt securities, are not subject to a sinking fund and are not convertible or exchangeable into other securities.

See “Risk Factors” beginning on page S-1 of this prospectus supplement and page 42 of our Annual Report on Form 10-K/ A for the year ended December 31, 2003 to read about risk factors you should consider before buying the notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Note	Total

Public Offering Price	99.721%	$199,442,000

Underwriting Discount	0.625%	$1,250,000

Proceeds to Arden Realty Limited Partnership (before expenses)	99.096%	$198,192,000

The underwriters of this offering expect to deliver the notes on or about August 27, 2004 through the book-entry facilities of The Depository Trust Company.

________________________________________________________________________________

Joint Bookrunning Managers

LEHMAN BROTHERS	WACHOVIA SECURITIES

DEUTSCHE BANK SECURITIES	JPMORGAN	MORGAN STANLEY

August 18, 2004

       You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. No one has been authorized to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The notes are not being offered in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

i

FORWARD-LOOKING STATEMENTS

      This prospectus supplement, the accompanying prospectus and the documents incorporated by reference include forward-looking statements including, in particular, the statements about our plans, strategies and prospects. Forward-looking statements may also be found in projections about the performance of properties we may develop or acquire, our other business development activities, future capital expenditures, access to financing sources and effects of regulations. You can identify forward-looking statements by words such as “believe,” “may,” “could,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “seek,” “plan,” “pro forma,” “expect,” “should,” “would” and similar expressions. Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, various events, risks and uncertainties could significantly affect our future results, which may not meet our expectations. Material risks that could cause actual results to differ materially from our forward-looking statements can be found in the section entitled “Risk Factors” in our most recently filed Annual Report on Form 10-K. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements.

ARDEN REALTY LIMITED PARTNERSHIP

      We are an operating partnership that owns, manages, leases, develops, renovates and acquires commercial properties located in Southern California. Arden Realty, Inc., a real estate investment trust, or REIT, is our sole general partner and, as of June 30, 2004, owned 97.5% of our common partnership units, or common units.

      We are a full-service real estate organization managed by 7 senior executive officers who have experience in the real estate industry ranging from 13 to 34 years and who collectively have an average of 19 years of experience. We perform all property management, construction management, accounting, finance and acquisition and disposition activities and a majority of our leasing transactions for our portfolio with our staff of approximately 300 employees. As of June 30, 2004, we directly or indirectly owned a portfolio of 128 primarily suburban office properties, consisting of 210 buildings with approximately 18.8 million net rentable square feet, including one renovation building with approximately 99,000 net rentable square feet. As of June 30, 2004, our operating portfolio was 89.6% occupied.

RISK FACTORS

      In addition to the other information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus, you should carefully consider the risks set forth below, as well as the “Risk Factors” beginning on page 42 of our Annual Report on Form 10-K/ A for the year ended December 31, 2003 filed with the Securities and Exchange Commission on March 31, 2004.

Risks Related to Purchasing or Owning the Notes

      The absence of a public market for the notes on resale could adversely affect the trading price of the notes.

      Prior to this offering, there has been no trading market for the notes, and the notes will not be listed on any national securities exchange. Any market making activity in the notes will be subject to the limits imposed by the federal securities laws. Accordingly, there can be no assurance that any market for the notes will develop or, if one does develop, that it will be liquid or be maintained. If an active market for the notes fails to develop or is not liquid or maintained, the trading price of the notes could be materially adversely affected.

      The effective subordination of the notes may limit our ability to satisfy our obligations under the notes.

      The notes are unsecured and are effectively subordinated to all of our secured indebtedness, to the extent of the value of the assets securing such indebtedness. As of June 30, 2004, our total secured indebtedness was approximately $387.0 million. The indenture governing the notes permits us to incur additional secured indebtedness provided certain conditions are met. Consequently, in the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding with respect to us, the holders of any secured indebtedness will be entitled to proceed directly against the collateral that secures such secured indebtedness and such collateral will not be available for satisfaction of any amount owed under our unsecured indebtedness, including the notes, until such secured indebtedness is satisfied in full. The notes also will be effectively subordinated to all unsecured and secured liabilities of and guarantees issued by our subsidiaries.

Financing Risks

      Our amount of debt could limit our operational flexibility or otherwise adversely affect our financial condition.

      As of June 30, 2004, we had total debt of approximately $1.3 billion, consisting of approximately $387 million in secured debt and approximately $904 million of unsecured debt.

      Our indebtedness could:

•	require us to dedicate a substantial portion of our cash flow to pay our debt, thereby reducing the availability of our cash flow to fund distributions, working capital, capital expenditures, acquisition and development activity and other business purposes;

•	make it more difficult for us to satisfy our debt obligations;

•	limit our ability to refinance our debt and obtain additional debt financing; and

•	increase our vulnerability to general adverse economic and real estate industry conditions and limit our flexibility in planning for, or reacting to, changes in our business and the real estate industry.

      Despite current indebtedness levels, we may still be able to incur substantially more debt in the future, which would increase the risks associated with our substantial leverage. Neither our partnership agreement nor our governing documents limit the amount or the percentage of indebtedness that we may incur. We may borrow up to a maximum of $330 million under our two lines of credit. As of June 30, 2004, we had the ability to borrow an additional $48 million under these two lines of credit. If new debt is added to our current debt levels, the related risks that we now face could intensify and could increase the risk of default on our indebtedness.

      Scheduled debt payments could adversely affect our financial condition.

      Our cash flow could be insufficient to meet required payments of principal and interest when due. In addition, we may not be able to refinance existing indebtedness, which in virtually all cases requires substantial principal payments at maturity, and, if we can refinance, the terms of the refinancing might not be as favorable as the terms of our existing indebtedness. As of June 30, 2004, approximately $217 million of principal will be coming due over the next twelve months. If principal payments cannot be refinanced, extended or paid with proceeds of other capital transactions, such as new equity capital, our cash flow will not be sufficient in all years to repay all maturing debt and continue to service and repay our debt obligations.

      Rises in interest rates could adversely affect our financial condition.

      An increase in prevailing interest rates would have an immediate effect on the interest rates charged on our variable rate debt which rise and fall upon changes in interest rates. At June 30, 2004, approximately 26% of our debt was variable rate debt. Increases in interest rates would also impact the refinancing of our fixed rate debt. If interest rates are higher when our fixed debt becomes due, we may be forced to borrow at the higher rates. If prevailing interest rates or other factors result in higher interest rates, the increased interest expense would adversely affect our cash flow and our ability to service our debt, including the notes. As a protection against rising interest rates, we may enter into agreements such as interest rate swaps, caps, floors and other interest rate exchange contracts. These agreements, however, increase our risks as to the other parties to the agreements not performing or that the agreements could be unenforceable.

      Our primary line of credit contains a covenant that requires Mr. Ziman to remain actively involved in our company.

      Our primary line of credit contains a covenant that requires that Richard Ziman, our Chairman and Chief Executive Officer, not cease to be active on a full-time, continuing basis in our senior management. Under certain circumstances (e.g., Mr. Ziman’s death), we have 120 days to obtain the lenders’ approval with respect to our new management. If Mr. Ziman were to cease being actively involved with our company and we were unsuccessful in obtaining a waiver of this covenant, we would be obligated to pay in full all amounts drawn under the line of credit in order to avoid a default (which default would trigger acceleration of much of our other indebtedness, including the notes). If we were unable to obtain replacement financing in such an event, Mr. Ziman’s departure would have a material adverse affect on us.

      Many of our properties are subject to mortgage financing which could result in foreclosure if we are unable to pay or refinance the mortgages when due.

      We currently have outstanding four mortgage financings totaling $369 million that are secured by 49 of our properties. The properties in each of these financings are fully cross-collateralized and cross-defaulted. To the extent two or more mortgages are cross-defaulted, a default in one mortgage will trigger a default in the other mortgages. The cross-defaults can give the lender a number of remedies depending on the circumstances such as the right to increase the interest rate, demand additional collateral, accelerate the maturity date of the mortgages or foreclose on and sell the properties. To the extent two or more mortgages are cross-collateralized, a default in one mortgage will allow the mortgage lender to foreclose upon and sell the properties that are not the primary collateral for the loan in default. Four additional properties are subject to single property mortgages totaling approximately $18 million at June 30, 2004. If we are unable to meet our obligations under these mortgages, we could be forced to pay higher interest rates or provide additional collateral or the properties subject to the mortgages could be foreclosed upon and sold, which could have a material adverse effect on us and our ability to pay or refinance our debt obligations.

RATIO OF EARNINGS TO FIXED CHARGES

      The following table sets forth our ratio of earnings to fixed charges for the periods indicated:

	Years Ended December 31,
Six Months Ended
June 30, 2004	2003	2002	2001	2000	1999

1.60	1.59	1.69	1.95	1.93	2.28

      Fixed charges consist of interest costs, whether expensed or capitalized, amortization of deferred financing costs, amortization of discounts or premiums related to indebtedness and preferred unit distributions. The ratios of earnings to fixed charges were computed by dividing earnings by fixed charges. For this purpose, earnings have been calculated by adding fixed charges, excluding capitalized interest and preferred unit distributions, to income or loss before extraordinary items.

USE OF PROCEEDS

      The net proceeds from the sale of the notes are expected to be approximately $196.6 million, after deducting underwriting discounts and estimated offering expenses. We intend to use the net proceeds for general corporate purposes, which may include repayment of amounts outstanding under our unsecured line of credit and the funding of acquisitions of properties. Affiliates of Lehman Brothers Inc., Wachovia Capital Markets, LLC, Deutsche Bank Securities Inc. and J.P. Morgan Securities Inc., four of the underwriters of this offering, are lenders under our unsecured line of credit.

DESCRIPTION OF NOTES

      The following description of the terms of the notes, which are referred to in the accompanying prospectus as the “Debt Securities,” supplements, and to the extent inconsistent replaces, the description of the general terms and provisions of the debt securities set forth in the accompanying prospectus.

General

      The notes constitute a series of debt securities, which are more fully described in the accompanying prospectus, to be issued pursuant to an indenture, dated as of March 14, 2000, between us and The Bank of New York, as trustee. We may from time to time, without the consent of existing holders of the notes offered hereby, create and issue further notes having the same terms and conditions as the notes being offered hereby in all respects, except for issue date, public offering price and, if applicable, the first payment of interest thereon. Additional notes issued in this manner may be consolidated with, and form a single series with, the previously outstanding notes. The terms of the notes include those provisions contained in the indenture, the terms of which are more fully described in the accompanying prospectus, and those made part of the indenture by reference to the Trust Indenture Act of 1939. The notes are subject to all of these terms, and holders of notes are referred to the indenture and the Trust Indenture Act of 1939 for a statement of those terms. As of June 30, 2004, we had $497.3 million of unsecured debt outstanding pursuant to the indenture and aggregate unsecured debt of $904.3 million.

      The notes will be our direct, senior unsecured obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness from time to time outstanding. However, the notes are effectively subordinated to the mortgages and other secured indebtedness of us and our consolidated subsidiaries, which encumber some of our assets and those of our consolidated subsidiaries. We had approximately $386.6 million of secured debt outstanding at June 30, 2004. The notes are also effectively subordinated to all indebtedness of our subsidiaries.

      As of June 30, 2004, our total outstanding indebtedness, including debt of our consolidated subsidiaries, was approximately $1.29 billion. Except as set forth under “Description of Debt Securities — Covenants — Limitations on Incurrence of Debt” in the accompanying prospectus, the indenture does not contain any other provisions that would limit our ability to incur indebtedness or that would afford holders of the notes protection in the event of a highly leveraged or similar transaction involving us or in the event of a change of control.

      You should refer to the section entitled “Description of Debt Securities — Covenants” in the accompanying prospectus for a description of the covenants applicable to the notes. Each of the covenants described in the prospectus under the caption “Description of Debt Securities — Covenants” will be subject to defeasance.

      The notes will only be issued in fully registered form in denominations of $1,000 and integral multiples thereof.

Principal and Interest

      The notes will bear interest at 5.20% per year and will mature on September 1, 2011. The notes will bear interest from August 27, 2004 or from the immediately preceding interest payment date to which interest has been paid, payable semi-annually in arrears on March 1 and September 1 each year, commencing on March 1, 2005 (each such date being an “interest payment date”) to the persons in whose name the notes are registered in the security register on the preceding February 15 or August 15, whether or not a business day, as the case may be (each such date being a “regular record date”). Interest on the notes will be computed on the basis of a 360-day year of twelve 30-day months.

      If any interest payment date or the maturity date falls on a day that is not a business day, the required payment shall be made on the next business day as if it were made on the date such payment was due and no interest shall accrue on the amount so payable for the period from and after that interest payment date or the maturity date, as the case may be. A business day means any day, other than a Saturday or Sunday, on which banks in the City of New York are not required or authorized by law or executive order to close.

Optional Redemption

      The notes may be redeemed at any time at our option, in whole or in part, at a “Redemption Price” equal to the sum of:

•	the principal amount of the notes being redeemed plus accrued interest thereon to the redemption date; and

•	the Make-Whole Amount, if any, with respect to those notes.

      If the notes are redeemed subsequent to May 31, 2011, the Redemption Price will not include the Make-Whole Amount.

      If notice of redemption has been given as provided in the indenture and funds for the redemption of any notes called for redemption have been made available on the redemption date specified in the notice, the notes will cease to bear interest on the date fixed for the redemption specified in the notice and the only right of the holders of the notes from and after the redemption date will be to receive payment of the Redemption Price upon surrender of the notes in accordance with the notice.

      Notice of any optional redemption of any notes will be given to holders at their addresses, as shown in the security register, not more than 60 nor less than 30 days prior to the date fixed for redemption. The notice of redemption will specify, among other items, the Redemption Price and the principal amount of the notes held by the holder to be redeemed.

      If less than all the notes are to be redeemed at our option, we will notify the trustee under the indenture at least 45 days prior to the giving of notice of redemption, or such shorter period as may be satisfactory to the trustee, of the aggregate principal amount of the notes to be redeemed and their redemption date. The trustee under the indenture will select, in such manner as it shall deem fair and appropriate, no less than 60 days prior to the date of redemption, the notes to be redeemed in part.

      As used in this prospectus supplement “Make-Whole Amount” means, in connection with any optional redemption of any debt securities, the excess, if any, of:

•	the aggregate present value as of the date of redemption or accelerated payment of each dollar of principal being redeemed or paid and the amount of interest, exclusive of interest accrued to the date of redemption or accelerated payment, that would have been payable in respect of each dollar if the redemption or accelerated payment had not been made, determined by discounting, on a semi-annual basis, the principal and interest at the Reinvestment Rate (as defined in the accompanying prospectus), determined on the third business day preceding the date notice of the redemption is given, from the respective dates on which the principal and interest would have been payable if the redemption or accelerated payment had not been made, to the date of redemption or accelerated payment; over

•	the aggregate principal amount of the debt securities being redeemed or paid.

Global Notes

      The Depository Trust Company, or DTC, will act as securities depository for the notes. The notes will be book-entry notes represented by one or more global notes registered in the name of Cede & Co., which is DTC’s partnership nominee. See “Description of Debt Securities — Global Securities” in the accompanying prospectus for more information regarding DTC and DTC’s book-entry system.

      DTC may discontinue providing its services as securities depository with respect to the notes at any time by giving reasonable notice to us. Under such circumstances, in the event that a successor securities depository is not obtained by us, certificates representing the notes will be printed and delivered.

      We may decide to discontinue use of the system of book-entry transfers. In that event, certificates representing the notes will be printed and delivered.

Same-Day Settlement and Payment

      Settlement for the notes will be made by the underwriter in immediately available funds. All payments of principal and interest will be made by us in immediately available funds or the equivalent, so long as DTC continues to make its same-day funds settlement system available to us.

ADDITIONAL INFORMATION ABOUT MARYLAND LAW

       The accompanying prospectus provides a summary of important provisions of Maryland law in the section titled “Important Provisions of Maryland Law and Arden Realty’s Charter and Bylaws.” In addition to those important provisions, Maryland law provides protection for Maryland corporations against unsolicited takeovers by protecting the board of directors with regard to actions taken in a takeover context. Maryland law provides that the duties of directors does not require them to:

•	accept, recommend, or respond to any proposal by a person seeking to acquire control;

•	make a determination under the Maryland Business Combination Statute or the Control Share Acquisition Statute, as described in the accompanying prospectus;

•	elect or refrain from electing to be subject to any or all of the “elective provisions” described in the accompanying prospectus; or

•	act or fail to act solely because of: (i) the effect the act or failure to act may have on an acquisition or potential acquisition of control; or (ii) the amount or type of consideration that may be offered or paid to stockholders in an acquisition.

      Maryland law also establishes a presumption that the act of a director satisfies the statutory standard of conduct. A director must perform his or her duties in good faith, in a manner that he reasonably believes is in the best interests of the corporation and with the care of an ordinarily prudent person under similar circumstances. In addition, an act of a director relating to or affecting an acquisition or a potential acquisition of control is not subject under Maryland law to a higher duty or greater scrutiny than is applied to any other act of a director. This provision creates a Maryland rule which is less exacting than case law in many other jurisdictions which (a) imposes an enhanced level of scrutiny when a board implements takeover defenses in a change of control context, and (b) shifts the burden of proof to directors to show that the actions of the board are reasonable in relation to the threat to the corporation.

FEDERAL INCOME TAX CONSEQUENCES

       The following summary describes the principal United States federal income tax consequences to you of purchasing, owning, and disposing of the Notes. This summary supplements the summary under the heading “Material Federal Income Tax Considerations” in the prospectus. The information in this section is based on the following materials, all as of the date of this prospectus supplement:

•	the Internal Revenue Code of 1986, as amended;

•	current, temporary and proposed Treasury Regulations promulgated under the Internal Revenue Code;

•	the legislative history of the Internal Revenue Code;

•	current administrative interpretations and practices of the Internal Revenue Service; and

•	court decisions.

      Legislation, judicial decisions, or administrative changes may be forthcoming that could affect the accuracy of the statements included in this summary, possibly on a retroactive basis. We have not requested, and do not plan to request, any rulings from the Internal Revenue Service concerning our tax treatment of the notes discussed in this prospectus supplement. The statements in this prospectus supplement are not binding on the Internal Revenue Service or any court. Thus, we can provide no assurance that the statements contained in this prospectus supplement will not be challenged by the Internal Revenue Service, or that they would be sustained by a court if they were so challenged.

      You are urged to consult your tax advisor regarding the specific tax consequences to you of:

•	the acquisition, ownership and sale or other disposition of the notes, including the federal, state, local, foreign and other tax consequences; and

•	potential changes in the tax laws.

      Scope of Discussion. This general discussion of certain United States federal income tax consequences applies to you if you acquire the notes at original issue for the issue price for cash and hold the notes as a “capital asset,” generally, for investment, as defined in section 1221 of the Internal Revenue Code. This summary, however, does not consider state, local or foreign tax laws. In addition, it does not include all of the rules which may affect the United States tax treatment of your investment in the notes. For example, special rules not discussed here may apply to you if you are:

•	a broker-dealer or a dealer in securities or currencies;

•	an S corporation;

•	a bank, thrift or other financial institution;

•	a regulated investment company or a real estate investment trust;

•	an insurance company;

•	a tax-exempt organization;

•	subject to the alternative minimum tax provisions of the Internal Revenue Code;

•	holding the notes as part of a hedge, straddle, conversion or other risk reduction or constructive sale transaction;

•	holding the notes through a partnership or similar pass-through entity;

•	a person with a “functional currency” other than the U.S. dollar; or

•	a United States expatriate.

      If a partnership holds notes, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our notes, you should consult your tax advisor regarding the tax consequences of the ownership and disposition of the notes.

      This discussion describes certain federal income tax consequences that may apply to you based on current United States federal tax law. Although we believe that the statements in this discussion are materially accurate based on current U.S. tax law (including administrative and legal interpretations thereof), this discussion may in the end inaccurately describe the federal income tax consequences which are applicable to you because the law may change, possibly retroactively, or because the Internal Revenue Service or a court may disagree with this discussion.

      This summary may not cover your particular circumstances because it does not consider foreign, state or local tax rules, and does not describe future changes in federal tax rules. You should consult your tax advisor regarding the federal, state, local and foreign tax consequences to you relating to the ownership of the notes, rather than relying on this general description.

      Except as provided under “Acquisition of Certain Assets,” this discussion does not address any aspects of federal income taxation relating to Arden Realty or its election to be taxed as a REIT.

United States Holders

      If you are a “United States holder,” as defined below, this section applies to you. Otherwise, the next section, “Non-United States Holders,” applies to you.

      Definition of United States Holder. You are a “United States holder” if you hold notes and you are:

•	a citizen or resident of the United States;

•	a corporation or partnership, including a limited liability company or other entity treated as a corporation or partnership for federal income tax purposes, created or organized under the laws of the United States, any state thereof or the District of Columbia, unless, in the case of a partnership, Treasury Regulations provide otherwise;

•	an estate, the income of which is subject to United States federal income tax regardless of its source;

•	a trust, if a United States court can exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or if the trust was in existence on August 20, 1996 and has elected to continue to be treated as a United States person; or

•	any person whose income or gain in respect of the notes is effectively connected with the conduct of a United States trade or business.

      Taxation of Stated Interest. You generally must include interest on the notes in your federal taxable income as ordinary income:

•	when it accrues, if you use the accrual method of accounting for United States federal income tax purposes; or

•	when you actually or constructively receive it, if you use the cash method of accounting for United States federal income tax purposes.

      If we call the notes for redemption, we may be obligated to pay additional amounts in excess of stated principal and interest. We intend to take the position that the notes should not be treated as contingent payment debt instruments because of this additional payment. Assuming such position is respected, a United States holder would be required to include in income the amount of any such additional payment at the time such payment is received or accrued in accordance with such United States holder’s method of accounting for United States federal income tax purposes. If the Internal Revenue Service successfully challenged this position, and the notes were treated as contingent payment debt instruments, United States holders could be required to accrue interest income at a rate higher than the stated interest rate on the notes and to treat as ordinary income, rather than capital gain, any gain recognized on a sale, exchange or redemption of a note. You are urged to consult your tax advisors regarding the potential application to the notes of the contingent payment debt instrument rules and the consequences thereof.

      Sale or Other Taxable Disposition of the Notes. Unless a nonrecognition provision applies, you must recognize taxable gain or loss on the sale, exchange, redemption, retirement or other taxable disposition of a note. The amount of your gain or loss equals the difference between the amount you receive for the note in cash or other property, valued at fair market value, less the amount attributable to accrued but unpaid interest on the note, less your adjusted tax basis in the note. Your initial tax basis in a note will be the price you paid for the note. Any amounts attributable to accrued but unpaid interest on the notes will be treated as a payment of interest.

      Your gain or loss generally will be long-term capital gain or loss if at the time it is disposed of you have held the note for more than one year. Otherwise, it will be a short-term capital gain or loss. Payments attributable to accrued interest which you have not yet included in income will be taxed as ordinary interest income. The maximum rate of tax on long term capital gain on most capital assets held by an individual is presently 15%. The deductibility of capital losses is subject to limitations.

      Information Reporting and Backup Withholding. Under section 3406 of the Internal Revenue Code and the Treasury Regulations, backup withholding may apply when you receive interest payments on a note or proceeds upon the sale or other disposition of a note. Certain holders including, among others, corporations, financial institutions and certain tax-exempt organizations, are generally not subject to backup withholding. In addition, backup withholding will not apply to you if you provide your social security or other taxpayer identification number in the prescribed manner unless:

•	the Internal Revenue Service notifies us or our agent that the taxpayer identification number you provided is incorrect;

•	you fail to report interest and dividend payments that you receive on your tax return and the Internal Revenue Service notifies us or our agent that backup withholding is required; or

•	you fail to certify under penalty of perjury that backup withholding does not apply to you.

      A United States holder of notes who does not provide the payor with his or her correct taxpayer identification number may be subject to penalties imposed by the Internal Revenue Service. If backup withholding does apply to you, you may request a refund of the amounts withheld or use the amounts withheld as a credit against your United States federal income tax liability as long as you provide required information to the Internal Revenue Service. United States holders should consult their tax advisors as to their qualification for exemption from backup withholding and the procedures for obtaining the exemption.

      We will be required to furnish annually to the Internal Revenue Service and to holders of notes information relating to the amount of interest paid on the notes, and that information reporting may also apply to payments of proceeds from the sale of the notes to those holders. Some holders, including corporations, financial institutions and certain tax-exempt organizations, are generally not subject to information reporting.

Non-United States Holders

      Payments of Interest. If you are a non-United States holder of notes, interest paid to you will not be subject to United States federal income taxes or withholding tax if the interest is not effectively connected with your conduct of a trade or business within the United States, and you:

•	do not actually or constructively own a 10% or greater interest in our capital or profits;

•	are not a controlled foreign corporation with respect to which we are a “related person” within the meaning of section 864(d)(4) of the Internal Revenue Code;

•	are not a bank receiving interest described in section 881(c)(3)(A) of the Internal Revenue Code; and

•	provide the appropriate certification as to your foreign status. You can generally meet this certification requirement by providing a properly executed Form W-8BEN or appropriate substitute form to us, or our paying agent. If you hold the notes through a financial institution or other agent acting on your behalf, you may be required to provide appropriate documentation to your agent. Your agent will then generally be required to provide appropriate certifications to us or our paying agent, either directly or through other intermediaries. Special certification rules apply to foreign partnerships, estates and trusts, and in certain circumstances certifications as to foreign status of partners, trust owners or beneficiaries may have to be provided to us or our paying agent.

If you do not qualify for an exemption under these rules, interest income from the notes may be subject to withholding tax at the rate of 30% (or lower applicable treaty rate) at the time such interest is paid. The payment of interest effectively connected with your United States trade or business, however, would not be subject to a 30% withholding tax so long as you provide us or our agent an adequate certification (currently on Form W-8ECI), but such interest would be subject to United States federal income tax on a net basis at the rates applicable to United States persons generally. In addition, if you are a foreign corporation and the payment of interest is effectively connected with your United States trade or business, you may also be subject to a 30% (or lower applicable treaty rate) branch profits tax. To claim the benefit of a tax treaty, you must provide a properly-executed Form W-8 BEN before the payment of interest and you may be required to obtain a U.S. taxpayer identification number and provide documentary evidence issued by foreign governmental authorities to prove residence in the foreign country.

      Sales or Exchanges of Notes. If you are a non-United States Holder, you generally will not be subject to United States federal income tax on any amount which constitutes capital gain upon retirement or disposition of a note, unless any of the following is true:

•	your investment in the notes is effectively connected with your conduct of a United States trade or business;

•	if you are a non-United States holder who is a nonresident alien individual holding the note as a capital asset, you are present in the United States for 183 or more days in the taxable year within which sale, redemption or other disposition takes place, and certain other requirements are met; or

•	you are subject to provisions of United States tax laws applicable to certain United States expatriates.

If you have a United States trade or business and the investment in the notes is effectively connected with that trade or business, the payment of the sales proceeds with respect to the notes would be subject to United States federal income tax on a net basis at the rate applicable to United States persons generally. In addition, foreign corporations may be subject to a 30% (or lower applicable treaty rate) branch profits tax if the investment in the note is effectively connected with the foreign corporation’s United States trade or business.

      Backup Withholding and Information Reporting. No backup withholding or information reporting will generally be required with respect to interest paid to non-United States holders of notes if the beneficial owner of the note provides the certification described above in “Non-United States Holders — Payment of Interest” or is an exempt recipient and, in each case, the payor does not have actual knowledge that the beneficial owner is a United States person.

      Information reporting requirements and backup withholding tax generally will not apply to any payments of the proceeds of the sale of a note effected outside the United States by a foreign office or a foreign broker (as defined in applicable Treasury regulations). However, unless such broker has documentary evidence in its records that the beneficial owner is a Non-United States holder and certain other conditions are met, or the beneficial owner otherwise establishes an exemption, information reporting but not backup withholding will apply to any payment of the proceeds of the sale of a note effected outside the United States by such a broker if it:

•	is a United States person, as defined in the Internal Revenue Code;

•	derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States;

•	is a controlled foreign corporation for United States federal income tax purposes; or

•	is a foreign partnership that, at any time during its taxable year, has 50% or more of its income or capital interests owned by United States persons or is engaged in the conduct of a United States trade or business.

Payment of the proceeds of any sale effected outside the United States by a foreign office of any other broker will not be subject to backup withholding tax or information reporting if such broker has documentary evidence in its records that the beneficial owner is a non-United States holder and certain other conditions are met, or the beneficial owner otherwise establishes an exemption. Payment of the proceeds of any sale of a note effected by the United States office of a broker will be subject to information reporting and backup withholding requirements, unless the beneficial owner of the note provides the certification described above in “Non-United States Holders — Payment of Interest” or otherwise establishes an exemption from back-up withholding.

      If you are a non-United States holder of notes, you should consult your tax advisor regarding the application of information reporting and backup withholding in your particular situation, the availability of an exemption therefrom, and the procedure for obtaining the exemption, if available. Any amounts withheld from payments to you under the backup withholding rules will be allowed as a refund or a credit against your federal income tax liability, provided that the required information is furnished to the Internal Revenue Service.

Acquisition of Certain Assets

      As discussed in the accompanying prospectus under the caption “Material Federal Income Tax Considerations — Taxation of Arden Realty — General,” if Arden Realty acquires any asset from a corporation which is or has been a C corporation in a transaction in which the basis of the asset in Arden Realty’s hands is determined by reference to the basis of the asset in the hands of the C corporation, and Arden Realty subsequently recognizes gain on the disposition of the asset during the ten-year period beginning on the date on which it acquired the asset, then Arden Realty will be required to pay tax at the highest regular corporate tax rate on this gain to the extent of the excess of (a) the fair market value of the asset over (b) Arden Realty’s adjusted basis in the asset, in each case determined as of the date on which Arden Realty acquired the asset. A C corporation is generally defined as a corporation required to pay full corporate-level tax. For acquisitions occurring prior to January 2, 2002, the results described in this paragraph with respect to the recognition of such gain assumed that Arden Realty made or refrained from making an election under the Treasury regulations under section 337 of the Internal Revenue Code, depending upon the timing of the acquisition. For acquisitions occurring on or after January 2, 2002, however, the results described in this paragraph with respect to the recognition of such gain assume that the C corporation will refrain from making an election under the Treasury regulations under Section 337 of the Internal Revenue Code, so Arden Realty will be treated in this manner on its tax return for the year in which it acquire an asset from a C corporation.

UNDERWRITING

      Under the terms and subject to the conditions set forth in an underwriting agreement dated August 18, 2004, we have agreed to sell to the underwriters named below, and the underwriters have agreed to purchase, the following respective principal amounts of the notes:

Principal Amount
Underwriter	of Notes

Lehman Brothers Inc.	$70,000,000
Wachovia Capital Markets, LLC	70,000,000
Deutsche Bank Securities Inc.	20,000,000
J.P. Morgan Securities Inc.	20,000,000
Morgan Stanley & Co. Incorporated	20,000,000

Total	$200,000,000

      The underwriters will purchase the notes under an Underwriting Agreement with us. The underwriters will pay us the offering price less the underwriting discount specified on the cover page of this prospectus supplement. We estimate our expenses for this offering at $1.6 million. Certain conditions contained in the Underwriting Agreement must be satisfied before the underwriters are required to purchase the notes. The underwriters will either purchase all of the notes or none of them.

      The underwriters have advised us that they will offer the notes directly to the public initially at the offering price, and may offer the notes to certain dealers at the offering price less a selling concession not to exceed 0.40% of the principal amount of the notes. The underwriters may allow and these dealers may reallow a concession not to exceed 0.25% of the principal amount of the notes to other dealers. After the initial offering of the notes, the underwriters may change the offering price, the concession to selected dealers and the reallowance to other dealers.

      The underwriters will offer the notes subject to prior sale, withdrawal, cancellation or modification of the offer of the notes without notice, and subject to their receipt and acceptance of the notes. The underwriters may reject any order to purchase notes.

      We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, and to contribute to payments which the underwriters may be required to make in respect thereof.

      We have agreed that until 60 days following the closing of this offering, we will not, without the prior written consent of Lehman Brothers Inc. and Wachovia Capital Markets, LLC, sell, offer to sell, distribute or otherwise dispose of any of our debt securities or register for sale under the Securities Act of 1933, as amended, any of our debt securities, except for the notes offered hereby.

      There is currently no public market for the notes, and we currently have no intention to list the notes on any national securities exchange. The underwriters have advised us that they presently intend to make a market in the notes as permitted by applicable laws and regulations. The underwriters are not obligated to make a market in the notes, however, and they may discontinue such market making at any time in their sole discretion. Accordingly, there may not be adequate liquidity or adequate trading markets for the notes.

      Lehman Brothers Inc., Wachovia Capital Markets, LLC, Deutsche Bank Securities Inc., J.P. Morgan Securities Inc. and Morgan Stanley & Co. Incorporated and their affiliates have from time to time provided, and may in the future provide, investment banking and/or general financing and banking services to us and our subsidiaries. In addition, affiliates of Lehman Brothers Inc., Wachovia Capital Markets, LLC, Deutsche Bank Securities Inc. and J.P. Morgan Securities Inc., four of the underwriters of this offering, are lenders on our $310 million unsecured line of credit and, accordingly, may be repaid in whole or in part from proceeds of the offering. See “Use of Proceeds” above.

      We expect that the delivery of the notes will be made against payment therefore on or about the seventh business day following the date of pricing of the notes. Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date of pricing or the next succeeding seven business days will be required, by virtue of the fact that the notes initially will settle in seven business days, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement. Purchasers of the notes who wish to trade the notes on the date of pricing or the next succeeding business days should consult their own advisor.

      The underwriters may engage in stabilizing and syndicate covering transactions in accordance with Rule 104 under the Securities Exchange Act of 1934, as amended. Rule 104 permits stabilizing bids to purchase a security so long as bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing and syndicate covering transactions may cause the price of the notes to be higher than it would otherwise be in the absence of such transactions. The underwriters may or may not engage in such transactions, in their discretion, and, if such transactions are commenced, they may be discontinued without notice.

      For more information, see “Plan of Distribution” in the accompanying prospectus.

LEGAL MATTERS

      The validity of the notes will be passed upon for us by Latham & Watkins LLP, Costa Mesa, California and Venable LLP, Baltimore, Maryland. Certain legal matters will be passed upon for the underwriters by Hogan & Hartson L.L.P.

EXPERTS

      The consolidated financial statements of Arden Realty, Inc. appearing in its Annual Report on Form 10-K for the year ended December 31, 2003 and the consolidated financial statements of Arden Realty Limited Partnership appearing in its Annual Report on Form 10-K/ A for the year ended December 31, 2003, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon incorporated by reference therein. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

PROSPECTUS

[ARDEN REALTY LOGO]
$400,000,000
ARDEN REALTY LIMITED PARTNERSHIP

Debt Securities

$257,187,398

ARDEN REALTY, INC.

Common Stock,

Preferred Stock and Guarantees

        This prospectus describes debt securities and equity securities we may issue and sell at various times.

      Arden Realty Limited Partnership may offer up to $400,000,000 of its debt securities in one or more series. Arden Realty, Inc., may unconditionally guarantee the payment obligations on the debt securities.

      Arden Realty, Inc. may offer up to $257,187,398 of its common stock, $.01 par value per share, and its preferred stock, $.01 par value per share. The common stock is traded on the New York Stock Exchange under the symbol “ARI.”

      We will offer the securities at prices and on terms to be determined at the time of offering. We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest.

      The securities may be offered directly to investors or to or through agents, underwriters or dealers. If any agents, underwriters or dealers are involved in the sale of any of our securities, their names and any applicable purchase price, fee, commission or discount arrangement will be set forth in the prospectus supplement.

      For a discussion of material risks that you should consider before you invest in our securities, see “Management’s Discussion and Analysis of Financial Condition and Results of Operation — Risk Factors” in the most recently filed Annual Reports of Arden Realty Limited Partnership and Arden Realty, Inc. on Form 10-K.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 24, 2001.

      We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus and the accompanying supplements to this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or the accompanying prospectus supplements as if we had authorized it. This prospectus and the accompanying supplements do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus and the accompanying supplements constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus and the supplements is correct on any date after their respective dates, even though this prospectus and supplement is delivered or securities are sold on a later date.

i

ABOUT THIS PROSPECTUS

       This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a “shelf” registration process. Under this process, Arden Realty Limited Partnership may sell debt securities described in this prospectus in one or more offerings up to a total dollar amount of $400,000,000 and Arden Realty, Inc. may sell the common stock, preferred stock and guarantees described in this prospectus in one or more offerings up to a total dollar amount of $257,187,398. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement containing specific information about the terms of that offering. In the case of debt securities, we may provide both a prospectus supplement and a pricing supplement, which together form a complete prospectus supplement. The prospectus supplements may add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplements together with additional information described under the heading “Where You Can Find More Information.”

      In this prospectus, unless otherwise indicated or unless the context requires otherwise, the terms “us,” “we” and “our” refers to Arden Realty, Inc., Arden Realty Limited Partnership and our affiliated entities as a consolidated group, the term “Arden Realty” refers to Arden Realty, Inc. and the term the “operating partnership” refers to Arden Realty Limited Partnership.

WHERE YOU CAN FIND MORE INFORMATION

       This prospectus is part of a registration statement on Form S-3 we have filed with the Securities and Exchange Commission under the Securities Act of 1933. The registration statement contains additional information about us and the securities offered hereby. Statements contained or incorporated by reference in this prospectus and any applicable prospectus supplement as to the contents of any contract or other document are not complete, and in each instance we refer you to the copy of the contract or document filed with the Commission as an exhibit to the registration statement.

      Arden Realty and the operating partnership, respectively, file annual, quarterly and special reports and other information with the Commission. You may read and copy materials that we have filed with the Commission at the Commission’s public reference room at:

450 Fifth Street, N.W.

Room 1024
Washington, D.C. 20549

      Please call the Commission at 1-800-SEC-0330 for further information on the public reference room.

      Our Commission filings are also available to the public over the Internet at http://www.sec.gov.

      Arden Realty’s common stock is listed on the New York Stock Exchange, and reports, proxy statements and other information concerning Arden Realty can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

      We have established a Web site at http://www.ardenrealty.com. The information on our Web site is not a part of this prospectus.

INCORPORATION OF INFORMATION BY REFERENCE

       The Securities and Exchange Commission allows us to “incorporate by reference” into this prospectus the information we file with the Commission, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus. Any information contained in this prospectus, a supplement to this prospectus or a document which is incorporated by reference into this prospectus is automatically updated and superseded if information that we later file with the Commission modifies or replaces that information. We incorporate by reference the following documents that we filed with the Commission:

•	Annual Reports of Arden Realty Limited Partnership and Arden Realty, Inc. on Form 10-K for the year ended December 31, 2000;

•	Quarterly Reports of Arden Realty Limited Partnership and Arden Realty, Inc. on Form 10-Q for the quarter ended March 31, 2001;

•	The description of Arden Realty, Inc.’s common stock contained in Arden Realty’s registration statement on Form 8-A filed on September 18, 1996, including amendments dated October 1, 1996 and October 3, 1996 (File No. 1-12913), including any subsequently filed amendments and reports updating such description;

•	The description of Arden Realty, Inc.’s preferred share purchase rights contained in Arden Realty’s registration statement on Form 8-A filed with the Commission on August 26, 1998 (File No. 1-12913), including any subsequently filed amendments and reports updating such description; and

•	All documents filed by either Arden Realty Limited Partnership or Arden Realty, Inc. pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, after the date of this prospectus and prior to the termination of the offering of all securities to which this prospectus relates will be deemed to be incorporated by reference into this prospectus.

      You may request a copy of any filings referred to above (other than exhibits, unless they are specifically incorporated by reference in the documents), at no cost, by contacting us at the following address:

Arden Realty, Inc.

Attention: Investor Relations
11601 Wilshire Boulevard, Fourth Floor
Los Angeles, California 90025
(310) 966-2600

      You should rely only on the information incorporated by reference or set forth in this prospectus or the applicable prospectus supplement. We have not authorized anyone else to provide you with different information. We may only use this prospectus to sell the securities if it is accompanied by a prospectus supplement. We are only offering these securities in states where the offer is permitted. You should not assume that the information in this prospectus or the applicable prospectus supplement is accurate as of any date other than the dates on the front of these documents.

FORWARD-LOOKING STATEMENTS

       This prospectus, the prospectus supplements and the documents incorporated by reference include forward-looking statements including, in particular, the statements about our plans, strategies and prospects. Forward-looking statements may also be found in projections about the performance of properties we may develop or acquire, our other business development activities, future capital expenditures, access to financing sources and effects of regulations. You can identify forward-looking statements by words such as “believe,” “may,” “could,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “seek,” “plan,” “pro forma,” “expect,” “should,” “would” and similar expressions. Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, various events, risks and uncertainties could significantly affect our future results, which may not meet our expectations. Material risks that could cause actual results to differ materially from our forward-looking statements can be found in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operation — Risk Factors” in the most recently filed Annual Reports of Arden Realty and the operating partnership on Form 10-K.

      All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements.

ARDEN REALTY AND THE OPERATING PARTNERSHIP

       We are a full-service real estate organization that owns, manages, leases, develops, renovates and acquires commercial properties located in Southern California. We perform all property management, construction management, accounting, finance and acquisition activities and a majority of our leasing transactions with our staff of approximately 300 employees.

      Our primary business strategy is to actively manage our portfolio to achieve gains in rental rates and occupancy, control operating expenses and to maximize income from ancillary operations and services. When market conditions permit, we may also selectively develop or acquire new properties that add value and fit strategically into our portfolio. We may also sell existing mature or slow growth properties and redeploy the proceeds into investments that we believe will generate higher yields.

      The operating partnership is a Maryland limited partnership. Arden Realty is the operating partnership’s sole general partner and, as of March 31, 2001, owned 96.7% of its common partnership units. Arden Realty is a Maryland corporation organized in 1996 to qualify as a real estate investment trust, or REIT, for federal income tax purposes. Arden Realty conducts substantially all of its operations through the operating partnership and the subsidiaries of the operating partnership. Our executive offices are located at 11601 Wilshire Boulevard, Fourth Floor, Los Angeles, California 90025 and the telephone number is (310) 966-2600.

RISK FACTORS

       Before you decide whether to purchase any of the securities, in addition to the other information in this prospectus, you should carefully consider the risk factors set forth under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Risk Factors” in the Annual Reports of the operating partnership and Arden Realty on Form 10-K for the year ended December 31, 2000, which are incorporated by reference into this prospectus, as updated from time to time by our future filings under the Securities Exchange Act of 1934. In addition, you should carefully consider any risk factors set forth in the prospectus supplement. For more information, see the section entitled “Incorporation of Information by Reference.”

RATIO OF EARNINGS TO FIXED CHARGES

       The following table sets forth the operating partnership’s ratio of earnings to fixed charges for the periods indicated:

Three Months
Ended	Years Ended December 31,
March 31,
					1996	1996
2001	2000	1999	1998	1997	(Oct. 9 – Dec. 31)	(Jan. 1 – Oct. 8)

1.91	1.93	2.28	2.66	3.08	7.26	0.80

      Fixed charges consist of interest costs, whether expensed or capitalized, amortization of deferred financing costs, amortization of discounts or premiums related to indebtedness and preferred unit distributions. The ratios of earnings to fixed charges were computed by dividing earnings by fixed charges. For this purpose, earnings have been calculated by adding fixed charges, excluding capitalized interest and preferred unit distributions, to income or loss before extraordinary items.

USE OF PROCEEDS

       Unless we indicate otherwise in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities for general purposes, which may include the repayment of indebtedness and renovation, acquisition or development of additional properties. We may temporarily invest net proceeds from the sale of the securities in short-term securities.

DESCRIPTION OF DEBT SECURITIES

General

      The operating partnership may offer under this prospectus up to $400,000,000 aggregate principal amount of debt securities, or its equivalent in another currency based on the exchange rate at the time of sale. The debt securities will be direct, non-convertible, obligations of the operating partnership, which may be secured or unsecured, and which may be senior or subordinated indebtedness. The operating partnership may issue the debt securities in one or more series. The operating partnership need not issue all debt securities of one series at the same time and, unless otherwise provided, a series may be reopened, without the consent of the holders of the debt securities of that series, for issuances of additional debt securities of that series.

      The operating partnership will issue the debt securities under the indenture dated as of March 14, 2000, as amended or supplemented from time to time, between the operating partnership and The Bank of New York, as trustee, or other indenture described in the applicable prospectus supplement and filed with the Securities and Exchange Commission. The indenture is subject to, and governed by, the Trust Indenture Act of 1939, as amended. Capitalized terms not defined where first used are defined at the end of this section of the prospectus under the heading “Definitions.”

      The operating partnership may designate more than one trustee under the indenture, each with respect to one or more series of debt securities. The Bank of New York, together with any other trustees appointed with respect to a particular series of debt securities are referred to in this prospectus as the trustee. Any trustee may resign or be removed with respect to one or more series of debt securities, and a successor trustee may be appointed to act with respect to the series. If two or more persons are acting as trustee with respect to different series of debt securities, each such trustee will be a trustee of a trust under the indenture separate and apart from the trust administered by any other trustee and, except as we state otherwise in this prospectus, any action to be taken by a trustee may be taken by each trustee with respect to, and only with respect to, the series of debt securities for which it is trustee.

      The following summary sets forth material terms and provisions of the debt securities and the indenture dated as of March 14, 2000. It does not restate the indenture in its entirety. We urge you to read the entire indenture because it, and not this description, defines your rights as a holder of the debt securities.

Specification of Terms

      We will describe the particular terms of an offering of debt securities, along with any applicable modifications of or additions to the general terms of the debt securities as described in this prospectus, in the applicable prospectus supplement and, in some offerings, a related pricing supplement. Accordingly, for a description of the terms of any series of debt securities, you must refer to the prospectus supplement applicable to that series, including any related pricing supplement, and the description of the debt securities set forth in this prospectus.

      The prospectus supplement will specify, among other things:

•	the title of the debt securities;

•	the aggregate principal amount of the debt securities and any limit on the aggregate amount;

•	the price at which the operating partnership will issue the debt securities;

•	the dates, or the method for determining the dates, on which the operating partnership will pay the principal of the debt securities;

•	the fixed or variable rates at which the debt securities will bear interest, if any, or the method by which such rates will be determined;

•	the dates, or the method for determining the dates, from which any interest will accrue, the dates upon which any interest will be payable and the record dates for payment of interest, or the method by which the record dates will be determined;

•	the places, if any, other than or in addition to the Borough of Manhattan, The City of New York, where the principal of, and premium and interest, if any, on the debt securities will be payable, where the debt securities may be surrendered for conversion or registration of transfer or exchange and where notices or demands to or upon the operating partnership in respect of the debt securities and the indenture may be served;

•	any obligation the operating partnership has to redeem, repay or repurchase the debt securities, in whole or in part, at the option of a holder of the debt securities, and the terms and conditions upon which the operating partnership will redeem, repay or repurchase the debt securities;

•	if other than the trustee, the identity of each security registrar and paying agent;

•	any sinking fund or similar provisions;

•	if other than United States dollars, the currency or currencies in which the debt securities are denominated and payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies:

•	any provisions granting special rights to holders of the debt securities;

•	any deletions from, modifications of, or additions to the events of default or covenants of the operating partnership with respect to the debt securities, whether or not such events of default or covenants are consistent with the events of default or covenants with the indenture;

•	the person to whom any interest will be payable, if other than the person in whose name the debt security is registered; and

•	any other terms of the debt securities and any deletions from or modifications or additions to the indenture in respect of the debt securities, whether or not consistent with the other provisions of the indenture.

      The operating partnership may issue debt securities at a discount below their principal amount and provide for less than the entire principal amount of the debt securities to be payable upon declaration of acceleration of maturity. In such cases, we will describe any material U.S. federal income tax, accounting and other considerations in the applicable prospectus supplement.

Denominations and Payment

      The debt securities of any series will be issuable in denominations of $1,000 or any larger amount that is an integral multiple of $1,000.

      Principal of, premium, if any, and interest, if any, on the debt securities will be payable at the office of the trustee, The Bank of New York, 101 Barclay Street, Floor 21 West, New York, New York 10286 or as we otherwise designate in the applicable prospectus supplement. At the operating partnership’s option, interest may be paid by check mailed to the address of the person entitled to the payment as the person’s address appears in the security register or by wire transfer, if proper wire instructions are on file with the trustee or are received at presentment, to an account maintained by the payee located in the United States.

      The operating partnership will pay interest, other than defaulted interest, on the interest payment dates to registered holders of debt securities on the applicable record date, except that interest payable on the maturity date, a redemption date or a repayment date will be payable to the person to whom principal is payable. If, however, the operating partnership would have made a regular interest payment on the maturity date, a redemption date or a repayment date, the operating partnership will make that regular interest payment to the holder as of the regular record date, even if it is not the same person to whom the operating partnership is paying the principal amount.

      If the operating partnership originally issues a debt security between a record date and an interest payment date, the operating partnership will make the first payment of interest on the interest payment date following the next record date to the registered owner on that record date.

      Payments of interest on any interest payment date, maturity date, redemption date or repayment date will include interest accrued from and including the immediately preceding interest payment date, or from and including the date of issue if no interest has been paid or duly provided for, to, but excluding, the interest payment date, maturity date or redemption date.

Global Securities

      Rather than issue the debt securities in the form of physical certificates, the operating partnership will generally issue the debt securities in book-entry form evidenced by one or more global securities. We anticipate that any global securities will be deposited with, or on behalf of, The Depository Trust Company, or DTC, and registered in the name of Cede & Co., as DTC’s nominee.

      DTC holds securities for its participants to facilitate the clearance and settlement of securities transactions, such as transfers and pledges, among participants through electronic book-entry changes to accounts of its participants, thereby eliminating the need for physical movement of securities certificates. Participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. Some of the participants, or their representatives, together with other entities, own DTC.

      Purchases of debt securities under the DTC system must be made by or through participants, which will receive a credit for the debt securities on DTC’s records. Holders who are DTC participants may hold their interests in global securities directly through DTC. Holders who are not DTC participants may beneficially own interests in a global security held by DTC only through DTC participants, or through banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a participant and have indirect access to the DTC system. The ownership interest of each actual purchaser is recorded on the participant’s and indirect participants’ records. Purchasers will not receive written confirmation from DTC of their purchase, but should receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the participant or indirect participant through which the purchasers entered into the transaction.

      So long as Cede & Co. is the registered owner of any global security, Cede & Co. for all purposes will be considered the sole holder of the global security. The deposit of debt securities with DTC and their registration in the name of Cede & Co. will not change the beneficial ownership of the debt securities. DTC has no knowledge of the actual beneficial owners of the debt securities. DTC’s records reflect only the identity of the participants to whose accounts the debt securities are credited, which may or may not be the beneficial owners. The participants are responsible for keeping account of their holdings on behalf of their customers.

      Neither DTC nor Cede & Co. consents or votes with respect to the debt securities. Under its usual procedures, DTC mails a proxy to the issuer as soon as possible after the record date. The proxy assigns Cede & Co.’s consenting or voting rights to the participants whose accounts are credited with the debt securities on the record date. DTC has advised us that it will take any action permitted to be taken by a holder of debt securities only at the direction of participants whose accounts are credited with DTC interests in the relevant global security.

      Unless the operating partnership’s use of the book-entry system is discontinued, owners of beneficial interests in a global security will not be entitled to have certificates registered in their names, will not receive or be entitled to receive physical delivery of certificates in definitive form, and will not be considered the holders of the global security. The laws of some jurisdictions require that some purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability of those holders to transfer their beneficial interests in the global security.

      The global securities will be exchangeable for certificated debt securities only if :

•	the operating partnership in its sole discretion elects to do so; or

•	DTC is unwilling or unable to continue as depository and a successor depository is not appointed by the operating partnership within 90 days;

•	an event of default has occurred and is continuing with respect to any series of debt securities and beneficial owners representing a majority in aggregate principal amount of that series advises DTC to cease acting as depository.

      In any of the foregoing events, certificates for the debt securities will be printed and delivered in exchange for interests in the global security. Any global security that is so exchanged will be exchanged for debt securities of equal terms and rank, in authorized denominations and registered as directed by DTC. We expect that DTC’s instruction will be based upon directions received by DTC from its participants with respect to ownership of beneficial interests in the global security.

      Delivery of notices and other communications by DTC to participants, by participants to indirect participants and by participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements that may be in effect from time to time.

      Redemption notices will be sent to Cede & Co. If less than all of the principal amount of the global securities of the same series is being redeemed, DTC’s practice is to determine by lot the amount of the interest of each participant in the global securities to be redeemed.

      Principal, Make-Whole Amounts and interest payments on the debt securities will be made to Cede & Co. by wire transfer of immediately available funds. DTC’s practice is to credit participants’ accounts on the payable date in accordance with their respective holdings shown on DTC’s records unless DTC believes that it will not receive payment on the payment date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in a “street name,” and will be the responsibility of the participants and indirect participants.

      DTC has advised us that it is a limited purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

      The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we are not responsible for its accuracy. The rules applicable to DTC and its participants are on file with the SEC. Neither we nor any trustee, registrar or paying agent are responsible for the performance by DTC or their participants or indirect participants under the rules and procedures governing their operations or for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global securities or for maintaining, supervising or reviewing any records relating to beneficial ownership interests.

Guarantees

      Unless Arden Realty expressly guarantees the operating partnership’s obligations, the operating partnership’s debt securities are not guaranteed. See “Description of Guarantees.”

Covenants

      The indenture contains various covenants for the benefit of the holders of debt securities. Compliance with the covenants generally may not be waived by the operating partnership, or by the trustee unless the holders of at least a majority in principal amount of all outstanding debt securities consent to the waiver, except in accordance with the defeasance and covenant defeasance provisions of the indenture. See “Discharge, Defeasance and Covenant Defeasance.”

Limitations on Incurrence of Debt

      The operating partnership will not, and will not permit any subsidiary to, incur any Debt, other than Intercompany Debt, if, immediately after giving effect to the incurrence of that Debt and the application of the net proceeds from that Debt, the aggregate principal amount of all of the operating partnership’s and its subsidiaries’ outstanding Debt on a consolidated basis determined in accordance with GAAP is greater than 60% of the sum of:

•	its Total Assets as of the end of the fiscal quarter covered in its most recent quarterly or annual financial statements, as the case may be, most recently required to be delivered to holders pursuant to the indenture, prior to the incurrence of the additional Debt; and

•	the increase or decrease in Total Assets from the end of that quarter, including, without limitation, any increase in Total Assets resulting from the incurrence of the additional Debt.

      In addition to the foregoing limitation on the incurrence of Debt, the operating partnership will not, and will not permit any subsidiary to, incur any Debt, other than Intercompany Debt, if the ratio of Consolidated Income Available for Debt Service to Annual Debt Service Charge for the period consisting of the four consecutive fiscal quarters most recently ended prior to the date on which the additional Debt is to be incurred would have been less than 1.5 to 1.0 on a pro forma basis, after giving effect to the incurrence of the Debt and to the application of the net proceeds from that Debt, and calculated on the assumption that:

•	the Debt and any other Debt incurred by the operating partnership and its subsidiaries since the first day of the four-quarter period, which was outstanding at the end of that period, had been incurred at the beginning of that period and continued to be outstanding throughout that period, and the application of the proceeds of that Debt, including to refinance other Debt, had occurred at the beginning of that period;

•	the repayment or retirement of any other Debt by the operating partnership or its subsidiaries since the first day of the four-quarter period had been repaid or retired at the beginning of that period, except that, in determining the amount of Debt so repaid or retired, the amount of Debt under any revolving credit facility will be computed based upon the average daily balance of that Debt during that period;

•	in the case of Acquired Indebtedness or Debt incurred in connection with any acquisition since the first day of the four-quarter period, the related acquisition had occurred as of the first day of the period with the appropriate adjustments with respect to the acquisition being included in the pro forma calculation; and

•	in the case of any increase or decrease in Total Assets, or any other acquisition or disposition by the operating partnership or any subsidiary of any asset or group of assets since the first day of that four-quarter period, including, without limitation, by merger, stock purchase or sale, or asset purchase or sale, that increase, decrease or other acquisition or disposition or any related repayment of Debt had occurred as of the first day of that period with the appropriate adjustments to revenues, expenses and Debt levels with respect to that increase, decrease or other acquisition or disposition being included in that pro forma calculation.

      Further, the operating partnership will not, and will not permit any subsidiary to, incur any Secured Debt if, immediately after giving effect to the incurrence of the additional Secured Debt, and the application of the net proceeds from that Debt, the aggregate principal amount of all of its and its subsidiaries’ outstanding Secured Debt determined on a consolidated basis in accordance with GAAP is greater than 40% of the Total Assets plus or minus any increase or decrease in Total Assets from the end of the last reported quarter.

      For purposes of the foregoing provisions regarding the limitation on the incurrence of Debt, Debt will be deemed to be “incurred” by the operating partnership or its subsidiary whenever it or its subsidiary creates, assumes, guarantees or otherwise becomes liable in respect of that Debt.

Maintenance of Total Unencumbered Assets

      The operating partnership will at all times maintain Total Unencumbered Assets of not less than 150% of the aggregate outstanding principal amount of all of its and its subsidiaries’ outstanding Unsecured Debt determined on a consolidated basis in accordance with GAAP.

Merger, Consolidation or Sale

      The operating partnership may consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge with or into any other entity, provided that:

•	either the operating partnership will be the continuing entity, or the successor entity will expressly assume, by supplemental indenture, satisfactory to the trustee, executed and delivered to the trustee by that entity, the due and punctual payment of the principal of, and premium or Make-Whole Amount, if any, and interest on all of the debt securities, and the due and punctual performance and observance of all of the covenants and conditions of the indenture to be performed by the operating partnership;

•	the successor entity is an entity organized and existing under the laws of the United States;

•	immediately after giving effect to the transaction and treating any indebtedness which becomes an obligation of the operating partnership or any of its subsidiaries as a result thereof as having been incurred by the operating partnership or one of its subsidiaries at the time of the transaction, no Event of Default, and no event which, after notice or the lapse of time, or both, would become an Event of Default, will have occurred and be continuing; and

•	an officers’ certificate and legal opinion covering these conditions is delivered to the trustee.

Existence

      Except as described above, the operating partnership will preserve and keep in full force and effect its existence, rights and franchises. The operating partnership will not be required to preserve any right or franchise if it determines that preserving that right or franchise is no longer desirable in the conduct of its business and that the loss of the right or franchise is not disadvantageous in any material respect to the holders of the debt securities.

Maintenance of Properties

      The operating partnership will maintain and keep all of its material properties used or useful in the conduct of its business or the business of any subsidiary in good condition, repair and working order and supplied with all necessary equipment and will make all necessary repairs, renewals, replacements, betterments and improvements, all as in its reasonable judgment may be necessary so that their business may be properly and advantageously conducted at all times. The operating partnership and its subsidiaries will not be prevented from selling or otherwise disposing of its properties for value in the ordinary course of business.

Insurance

      The operating partnership and each of its subsidiaries will keep in force upon all of their properties and operations insurance policies carried with responsible companies in customary amounts and covering customary risks in accordance with prevailing market conditions and availability.

Payment of Taxes and Other Claims

      The operating partnership will pay or discharge before delinquency:

•	all taxes, assessments and governmental charges levied or imposed upon it or any subsidiary or upon of any of their income, profits or property; and

•	all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon its property or the property of any subsidiary.

The operating partnership will not be required to pay or discharge or cause to be paid or discharged any tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings or for which it has set apart and maintain an adequate reserve in accordance with GAAP.

Provision of Financial Information

      Whether or not the operating partnership is subject to Section 13 or 15(d) of the Securities Exchange Act, it will, to the extent permitted under the Securities Exchange Act, file with the Commission the annual reports, quarterly reports and other documents which it would have been required to file with the Commission pursuant to Sections 13 or 15(d) if it were subject to those sections. The operating partnership will file these documents with the Commission on or prior to the respective dates by which it would have been required to file these documents if it were subject to those sections. The operating partnership also will:

•	within 15 days of each date Sections 13 or 15(d) require documents to be filed, mail copies of the documents to all holders of debt securities and the trustee.

•	if filing these documents by the operating partnership with the Commission is not permitted under the Securities Exchange Act, promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of the documents to any prospective holder.

Discharge, Defeasance and Covenant Defeasance

      The operating partnership is permitted under the indenture to discharge specific obligations to the holders of the debt securities that have not already been delivered to the trustee for cancellation by irrevocably depositing with the trustee, in trust, funds in the currency in which the debt securities are payable in an amount sufficient to pay the entire indebtedness on the debt securities in respect of principal, and premium or Make-Whole Amount, if any, and interest to the date of the deposit, if the debt securities have become due and payable, or to the stated maturity date or redemption date, as the case may be.

      The indenture also provides that operating partnership may elect either:

•	to defease and be discharged from any and all obligations with respect to the debt securities other than the obligations to register the transfer or exchange of the debt securities, to replace temporary or mutilated, destroyed, lost or stolen debt securities, to maintain an office or agency in respect of the debt securities and to hold moneys for payment in trust, which is referred to as “covenant defeasance”; or

•	to be released from its obligations under specified covenants of the indenture relating to limitations on the incurrence of Debt, maintenance of Total Unencumbered Assets, its existence, maintenance of its properties, insurance, payment of taxes and other claims and provision of financial information, and any omission to comply with these obligations will not constitute an Event of Default with respect to the debt securities which is referred to as “covenant defeasance”;

in either case upon the irrevocable deposit by the operating partnership with the trustee, in trust, of an amount, in the currency in which the debt securities are payable, or Government Obligations, or both, applicable to the debt securities which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient without reinvestment to pay the principal of, and premium or Make-Whole Amount, if any, and interest on the debt securities or analogous payments thereon, on their scheduled due dates.

      A trust may only be established if, among other things, the operating partnership has delivered to the trustee an opinion of counsel, as specified in the indenture, to the effect that the holders of the debt securities will not recognize income, gain or loss for federal income tax purposes as a result of the defeasance or covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the defeasance or covenant defeasance had not occurred, and the opinion of counsel, in the case of defeasance, will be required to refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable federal income tax law occurring after the date of the indenture.

      If the operating partnership effects covenant defeasance with respect to any debt securities and those debt securities are declared due and payable because of the occurrence of any Event of Default and Event of Default with respect to covenants or other obligations would no longer be applicable to the debt securities as a result of the covenant defeasance, the amount in the currency in which the debt securities are payable, and Government Obligations on deposit with the trustee, will be sufficient to pay amounts due on the debt securities at the time of their stated maturity but may not be sufficient to pay amounts due on the debt securities at the time of the acceleration resulting from the Default. The operating partnership would remain liable, however, to make payment of the amounts due at the time of acceleration.

Events of Default, Notice and Waiver

      Any one of the following events will constitute an Event of Default under the indenture:

•	default in the payment of any interest when the interest becomes due and payable that continues for a period of 30 days;

•	default in the payment of the principal of, or premium or Make-Whole Amount, if any, on, any debt security when it becomes due and payable at its maturity date or by declaration of acceleration, notice of redemption or otherwise;

•	default in deposit of any sinking fund payment when due;

•	default in the performance, or breach, of any of its covenants or warranties in the indenture with respect to any debt security that continues for 60 days after written notice is provided pursuant to the indenture:

•	a default by the operating partnership in the payment of an aggregate principal amount exceeding $15,000,000 if any evidence of recourse indebtedness under which the indebtedness is issued or by which the indebtedness is secured, the default having occurred after the expiration of any applicable grace period and having resulted in the acceleration of the maturity of the indebtedness, but only if the indebtedness is not discharged, or the acceleration is not rescinded or annulled, and the default continues for 10 days after written notice is provided pursuant to the indenture; or

•	specific events of bankruptcy, insolvency or reorganization defined in the indenture.

      If an Event of Default under the indenture occurs and is continuing, other than Events of Default arising in connection with specific events of bankruptcy, insolvency or reorganization, the trustee or the holders of not less than 25% of the principal amount of the outstanding debt securities may declare the principal amount and premium or Make-Whole Amount, if any, and accrued interest on all the debt securities to be due and payable immediately by written notice to the operating partnership, and to the trustee if given by the holders. However, at any time after a declaration of acceleration with respect to the debt securities has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of not less than a majority in principal amount of the outstanding debt securities may, by written notice to the operating partnership and the trustee, rescind and annul the declaration and its consequences if:

•	the operating partnership has deposited with the trustee all required payments of the principal of, and premium or Make-Whole Amount, if any, and interest on the debt securities, plus specified fees, expenses, disbursements and advances of the trustee; and

•	all Events of Default with respect to the debt securities, other than the non-payment of principal of, or premium or Make-Whole Amount, if any, or interest on the debt securities which has become due solely by the declaration of acceleration, have been cured or waived as provided in the indenture.

      The holders of not less than a majority in principal amount of the debt securities of any series may waive any past default with respect to such series and its consequences, except a default:

•	in the payment of the principal of, or premium or Make-Whole Amount, if any, or interest payable on any debt security of that series; or

•	in respect of a covenant or provision contained in the indenture that cannot be modified or amended without the consent of the holder of each debt security of the affected series.

      The trustee is required to give notice to the holders of the debt securities within 90 days of the occurrence of a default under the indenture unless the default has been cured or waived. The trustee may withhold notice to the holders of the debt securities of any default, except a default in the payment of the principal of, or premium or Make-Whole Amount, if any, or interest on the debt securities or payment of a sinking fund installment, if and so long as specified responsible officers of the trustee determine in good faith that the withholding of the notice is in the interest of the holders.

      The indenture provides that no holder of the debt securities may institute any proceedings, judicial or otherwise, with respect to the indenture, or for the appointment of a receiver or trustee, or for any remedy thereunder, except in the case of failure of the trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an Event of Default from the holders of not less than 25% in principal amount of the outstanding debt securities, as well as an offer of indemnity reasonably satisfactory to it. This provision will not prevent, however, any holder of debt securities from instituting suit for the payment of the principal of, and premium or Make-Whole Amount, if any, and interest on the debt securities on the due date.

      Defaults, except a default in the payment of principal of, or premium or Make-Whole Amount, if any, or interest on the debt securities or default with respect to a covenant or provision which cannot be modified under the terms of the indenture without the consent of each holder affected, may be waived by the holders of not less than a majority of principal amount of the then outstanding debt securities, upon the conditions provided in the indenture.

      Subject to provisions in the indenture relating to its duties in case of default, the trustee is under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any holders of the debt securities then outstanding under the indenture, unless the holders have offered to the trustee reasonable security or indemnity. The holders of not less than a majority in principal amount of the outstanding debt securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred upon the trustee. However, the trustee may refuse to follow any direction which is in conflict with any law or the indenture, which may involve the trustee in personal liability or which may be unduly prejudicial to the holders of debt securities not joining therein and the trustee may take any other action it deems proper not inconsistent with the direction given.

      Within 120 days after the close of each fiscal year, the operating partnership must deliver to the trustee a certificate, signed by one of its specified officers, stating whether or not the officer has knowledge of any default under the indenture and, if so, specifying each default and the nature and status of each default.

Modification of the Indenture

      Modifications and amendments of the indenture may be made only with the consent of the holders of not less than a majority in principal amount of each series affected by the modification or amendment; however, no modification or amendment may, without the consent of the holder of each debt security affected by the modification or amendment:

•	change the stated maturity of the principal of, or premium or Make-Whole Amount, if any, on, or any installment of interest on, any debt security;

•	reduce the principal amount of, or the rate or amount of interest on, or any premium or Make-Whole Amount payable on redemption of the debt securities;

•	change the place of payment, or the coin or currency, for payment of principal, or premium, or Make-Whole Amount, if any, or interest on the debt securities;

•	impair the right to institute suit for the enforcement of any payment on or with respect to the debt securities on or after the stated maturity of any debt securities;

•	reduce the above-stated percentage in principal amount of outstanding debt securities the consent of whose holders is necessary to modify or amend the indenture, for any waiver with respect to the debt securities, or to waive compliance with specified provisions of the indenture or specified defaults and consequences thereunder or to reduce the quorum or voting requirements set forth in the indenture; or

•	modify any of the foregoing provisions or any of the provisions relating to the waiver of specified past defaults or specified covenants, except to increase the required percentage to effect the action or to provide that specified other provisions of the indenture may not be modified or waived without the consent of the holder of each debt security.

      The holders of not less than a majority in principal amount of each series of debt securities have the right to waive compliance by the operating partnership with specific covenants in the indenture.

      Modifications and amendments of the indenture may be permitted to be made by the operating partnership and the trustee without the consent of any holder for any of the following purposes:

•	to evidence the succession of another person to the operating partnership as obligor under the indenture and the debt securities;

•	to add to its covenants for the benefit of the holders of the debt securities or to surrender any right or power conferred upon the operating partnership in the indenture;

•	to add Events of Default for the benefit of the holders of the debt securities;

•	to change or eliminate any provisions of the indenture, provided that any change or elimination will become effective only when the outstanding debt securities are not entitled to the benefit of that provision;

•	to secure the debt securities;

•	to establish the form or terms of the debt securities;

•	to appoint a successor trustee or additional trustees;

•	to cure any ambiguity, defect or inconsistency in the indenture, provided that the action is not inconsistent with the provisions of the indenture and will not adversely affect the interests of holders of debt securities in any material respect;

•	to supplement any of the provisions of the indenture to the extent necessary to permit or facilitate defeasance and discharge of the debt securities, provided that the action will not adversely affect the interests of the holders of the debt securities in any material respect, or;

•	to add or change any provisions of the indenture to qualify the indenture under the Trust Indenture Act or to register the debt securities under the Securities Act of 1933.

      The indenture contains provisions for convening meetings of the holders of the debt securities. A meeting may be called at any time by the trustee, and also will be called, upon request, by the operating partnership or the holders of at least 10% in principal amount of the outstanding debt securities of any series, in any case upon notice given as provided in the indenture. Except for any consent that must be given by the holder of each debt security affected by certain modifications and amendments of the indenture, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present may be adopted by the affirmative vote of the holders of a majority in principal amount of the outstanding debt securities of that series; provided, however, that, except as referred to above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the holders of a specific percentage, which is less than a majority, in principal amount of the outstanding debt securities of a series may be adopted at a meeting or adjourned meeting duly reconvened and at which a quorum is present by the affirmative vote of the holders of the specified percentage in principal amount of the outstanding debt securities of that series. Any resolution passed or decision taken at any meeting of holders of the debt securities duly held in accordance with the indenture will be binding on all holders of debt securities. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be persons entitled to vote a majority in principal amount of the outstanding debt securities of a series. However, if any action is to be taken at the meeting with respect to a consent or waiver that may be given by the holders of not less than a specified percentage in principal amount of the outstanding debt securities of a series, the persons entitled to vote the specified percentage in principal amount of the outstanding debt securities of that series will constitute a quorum.

      Notwithstanding the foregoing provisions, if any action is to be taken at a meeting of holders of the debt securities with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that the indenture expressly provides may be made, given or taken by the holders of a specified percentage in principal amount of all outstanding debt securities affected thereby, or the holders of that series and any other series:

•	there will be no minimum quorum requirement for the meeting; and

•	the principal amount of the outstanding debt securities of the series that votes in favor of the request, demand, authorization, direction, notice, consent, waiver or other action will be taken into account in determining whether the request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under the indenture.

Definitions

      As used in the indenture and the description of the indenture in this prospectus:

      “Acquired Indebtedness” means Debt of a person existing at the time the person becomes a subsidiary or that is assumed in connection with the acquisition of assets from the person, in each case, other than Debt incurred in connection with, or in contemplation of, the person becoming a subsidiary or that acquisition. Acquired Indebtedness will be deemed to be incurred on the date of the related acquisition of assets from any person or the date the acquired person becomes a subsidiary.

      “Annual Debt Service Charge” as of any date means the amount which is expensed in any 12-month period for Consolidated Interest Expense of the operating partnership and its subsidiaries.

      “Consolidated Income Available for Debt Service” as of any date means the operating partnership’s and its subsidiaries’ Consolidated Net Income plus amounts that have been deducted in determining Consolidated Net Income during that period for:

•	Consolidated Interest Expense;

•	provision for taxes of the operating partnership and its subsidiaries based on income;

•	depreciation and amortization, other than amortization of debt discount;

•	provisions for losses from sales or joint ventures;

•	increases in deferred taxes and other non-cash items;

•	charges resulting from a change in accounting principles; and

•	charges for early extinguishment of debt;

less amounts which have been added in determining Consolidated Net Income during that period for:

•	provisions for gains from sales or joint ventures; and

•	decreases in deferred taxes and other non-cash items.

      “Consolidated Interest Expense” means, for any period, and without duplication, all interest, including the interest component of rentals on leases reflected in accordance with GAAP as capitalized leases on the operating partnership’s consolidated balance sheet, letter of credit fees, commitment fees and other like financial charges, and all amortization of debt discount on all Debt, including payment-in-kind, zero coupon and other securities, of the operating partnership and its subsidiaries, but excluding legal fees, title insurance charges and other out-of-pocket fees and expenses incurred in connection with the issuance of Debt, all determined in accordance with GAAP.

      “Consolidated Net Income” for any period means the amount of net income, or loss, of the operating partnership and its subsidiaries for the period determined on a consolidated basis in accordance with GAAP.

      “Debt” means, without duplication, any indebtedness of the operating partnership or its subsidiary, whether or not contingent, in respect of:

•	borrowed money evidenced by bonds, notes, debentures or similar instruments;

•	indebtedness secured by any mortgage, pledge, lien, charge, encumbrance or any security interest existing on property owned by it or any subsidiary;

•	reimbursement obligations, contingent or otherwise, in connection with any letters of credit actually issued or amounts representing the balance deferred and unpaid of the purchase price of any property except any balance that constitutes an accrued expense or trade payable; or

•	any lease of property by the operating partnership or any subsidiary as lessee which is reflected on its consolidated balance sheet as a capitalized lease in accordance with GAAP;

but in the case of items of indebtedness incurred under the first three points above, only to the extent that any items, other than letters of credit, would appear as a liability on the operating partnership’s consolidated balance sheet in accordance with GAAP Debt also includes, to the extent not otherwise included:

•	any obligation of the operating partnership or any subsidiary to be liable for, or to pay, as obligor, guarantor or otherwise, other than for purposes of collection in the ordinary course of business, indebtedness of another person, other than the operating partnership or any subsidiary;

•	Debt of a subsidiary existing prior to the time it became the operating partnership’s subsidiary is deemed to be incurred upon that subsidiary’s becoming a subsidiary of the operating partnership; and

•	Debt of a person existing prior to a merger or consolidation of that person with the operating partnership or any of its subsidiaries in which that person is the operating partnership’s subsidiary’s successor is deemed to be incurred upon the consummation of that merger or consolidation.

•	Debt does not include any indebtedness that has been the subject of an “in substance” defeasance in accordance with GAAP.

      “Government Obligations” means securities that are:

•	direct obligations of the United States of America for the payment of which its full faith and credit is pledged; or

•	obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States of America, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America;

which, in either case, are not callable or redeemable at the option of its issuer Government Obligation also include a depository receipt issued by a bank or trust company as custodian with respect to any Government Obligation or a specific payment of interest on or principal of any Government Obligation held by the custodian for the account of the holder of a depositary receipt, provided that, except as required by law, the custodian is not authorized to make any deduction from the amount payable to the holder of the depositary receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by the depositary receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by the depository receipt.

      “Intercompany Debt” means Debt to which the only parties are the operating partnership, Arden Realty and any of their subsidiaries, but only so long as that Debt is held solely by any of the operating partnership, Arden Realty and any subsidiaries and, provided that, in the case of Debt owed by the operating partnership to any subsidiary, the Debt is subordinated in right of payment to the holders of the debt securities.

      “Make-Whole Amount” means, in connection with any optional redemption of any debt securities, the excess, if any, of:

•	the aggregate present value as of the date of redemption or accelerated payment of each dollar of principal being redeemed or paid and the amount of interest, exclusive of interest accrued to the date of redemption or accelerated payment, that would have been payable in respect of each dollar if the redemption or accelerated payment had not been made, determined by discounting, on a semi-annual basis, the principal and interest at the Reinvestment Rate, determined on the third business day preceding the date notice of the redemption is given, from the respective dates on which the principal and interest would have been payable if the redemption or accelerated payment had not been made, to the date of redemption or accelerated payment; over

•	the aggregate principal amount of the debt securities being redeemed or paid.

      “Reinvestment Rate” means 0.25% plus the arithmetic mean of the yields published in the Statistical Release under the heading “Week Ending” for “U.S. Government Securities — Treasury Constant Maturities” for the maturity, rounded to the nearest month, equal to the remaining life to maturity as of the payment date. If no maturity exactly corresponds to such maturity, yields for the two published maturities most closely corresponding to such maturity shall be calculated pursuant to the immediately preceding sentence and the Reinvestment Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding in each of such relevant periods to the nearest month. For the purposes of calculating the Reinvestment Rate, the most recent Statistical Release published prior to the date of determination of the Make-Whole Amount shall be used. If the format or content of the Statistical Release changes in a manner that precludes determination of the Treasury yield in the above manner, then the Treasury yield shall be determined in the manner that most closely approximates the above manner, as reasonably determined by the operating partnership.

      “Secured Debt” means, without duplication, Debt secured by any mortgage, trust deed, deed of trust, deed to secure Debt, security agreement, pledge, conditional sale or other title retention agreement, capitalized lease, or other like agreement granting or conveying security title to or a security interest in real property or other tangible assets. Secured Debt will be deemed to be incurred (a) on the date the operating partnership or any of its subsidiaries create, assume, guarantee or otherwise become liable in respect thereof if it is secured in the manner described in the preceding sentence on that date or (b) on the date the operating partnership or any of its subsidiary first secure the Debt in the manner described in the preceding sentence if such Debt was not so secured on the date it was incurred.

      “Statistical Release” means the statistical release designated “H.15(519)” or any successor publication that is published weekly by the Federal Reserve System and that reports yields on actively traded United States government securities adjusted to constant maturities, or, if that statistical release is not published at the time of any determination under the indenture, then another reasonably comparable index which the operating partnership will designate.

      “Total Assets” as of any date means the sum of:

•	Undepreciated Real Estate Assets; and

•	all of the operating partnership’s other assets and assets of its subsidiaries on a consolidated basis determined in accordance with GAAP, but excluding intangibles and accounts receivable.

      “Total Unencumbered Assets” as of any date means the sum of:

•	those Undepreciated Real Estate Assets not securing any portion of Secured Debt; and

•	all the operating partnership’s other assets and those of its subsidiaries on a consolidated basis not securing any portion of Secured Debt determined in accordance with GAAP, but excluding accounts receivable and intangibles.

      “Undepreciated Real Estate Assets” as of any date means the original cost plus capital improvements of the operating partnership’s and its subsidiaries’ real estate assets on that date, before depreciation and amortization, determined on a consolidated basis in accordance with GAAP.

      “Unsecured Debt” means the operating partnership’s Debt or Debt of any of its subsidiaries that is not Secured Debt.

DESCRIPTION OF GUARANTEES

       Arden Realty may fully and unconditionally guarantee the due and punctual payment of the principal of, and any premium and interest on, one or more series of debt securities, whether at maturity, by acceleration, redemption, repayment or otherwise, in accordance with the terms of the guarantee and the indenture. The obligations of Arden Realty under any guarantee will be limited to the maximum amount permitted under applicable federal or state law. The particular terms of any guarantee will be set forth in a prospectus supplement relating to the guaranteed debt securities and the applicable form of note.

DESCRIPTION OF STOCK

       The following summary sets forth the material terms of Arden Realty’s stock. This summary is not complete and is qualified in its entirety by reference to Arden Realty’s charter and bylaws.

General

      Arden Realty’s charter allows for the issuance of up to 100,000,000 shares of common stock, $.01 par value per share, and 20,000,000 shares of preferred stock, $.01 par value per share. As of March 31, 2001, 63,658,200 shares of common stock were issued and 63,646,871 shares were outstanding and no shares of preferred stock were issued and outstanding. Under Maryland law, stockholders generally are not liable for corporate debts or obligations solely as a result of their status as stockholders.

Common Stock

      Subject to the preferential rights of any other shares or series of stock and to the provisions of the charter regarding the restrictions on transfer of stock, holders of shares of common stock are entitled to receive dividends on such stock if, as and when authorized by Arden Realty’s Board of Directors and declared by Arden Realty out of assets legally available for the payment of dividends, and to share ratably in Arden Realty’s assets legally available for distribution to its stockholders in the event of its liquidation, dissolution or winding up after payment of or adequate provision for all its known debts and liabilities.

      Subject to the provisions of the charter regarding the restrictions on transfer of stock, each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors and, except as provided with respect to any other class or series of stock, the holders of shares of common stock will possess the exclusive voting power. There is no cumulative voting in the election of directors, which means that the holders of a majority of the outstanding shares of common stock can elect all of the directors then standing for election and the holders of the remaining shares will not be able to elect any directors.

      Holders of shares of common stock have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and, with the exception of Richard S. Ziman’s proportional purchase rights, have no preemptive rights to subscribe for any of Arden Realty’s securities. See “Description of Important Provisions of the Operating Partnership Agreement — Issuance of Additional Common OP Units, Common Stock or Convertible Securities.”

      Under Maryland law, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless approved by the affirmative vote of stockholders holding at least two-thirds of the votes entitled to be cast on the matter unless a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter, is set forth in the corporation’s charter. Arden Realty’s charter does not provide for a lesser percentage in such situations except that the provisions of the charter relating to authorized shares of stock and the classification and reclassification of shares of common stock and preferred stock may be amended by the affirmative vote of the holders of not less than a majority of the votes entitled to be cast on the matter.

      The transfer agent and registrar for the common stock is The Bank of New York.

Preferred Stock

      Arden Realty currently has authorized two classes of preferred stock: Class A Junior Participating Preferred Stock and 8 5/8% Series B Cumulative Redeemable Preferred. As of the date of this prospectus, no shares of preferred stock are outstanding and, except for the shares to be offered hereby and by the applicable prospectus supplement, Arden Realty has no present plans to issue any preferred stock.

      Class A Junior Participating Preferred Stock. In connection with the Board of Directors’ adoption of the Rights Agreement, Arden Realty designated 1,000,000 shares of its preferred stock Class A Junior Participating Preferred Stock. At this time no person has the right to acquire any Class A preferred shares. Upon the occurrence of specific events, holders of common stock will have the right to purchase shares of Class A preferred. Each Class A preferred share purchasable upon exercise of a right will be entitled, when, as and if declared, to a minimum preferential quarterly dividend payment of $1.00 per share, but will be entitled to an aggregate dividend of 100 times the dividend, if any, declared per share of common stock. In the event of liquidation, dissolution or winding up of Arden Realty, the holders of the Class A preferred shares will be entitled to a preferential liquidation payment of $100 per share plus any accrued but unpaid dividends, but will be entitled to an aggregate payment of 100 times the payment made per common stock. Each Class A preferred share will have 100 votes and will vote together with the common stock. In the event of any merger, consolidation or other transaction in which shares of common stock are exchanged, each Class A preferred share will be entitled to receive 100 times the amount received per share of common stock. Class A preferred shares will not be redeemable. Because of the nature of the Class A preferred share’s dividend, liquidation and voting rights, the value of one one-hundredth of a Class A preferred share purchasable upon exercise of each right should approximate the value of one share of common stock. See “Preferred Stock Purchase Rights.”

      8 5/8% Series B Cumulative Redeemable Preferred Stock. In connection with the operating partnership’s offering of 8 5/8% Series B Preferred Units, Arden Realty designated 2,000,000 shares of its preferred stock as 8 5/8% Series B Cumulative Redeemable Preferred Stock. These preferred shares have specific preferred rights over the common shares with regard to dividends, conversion and liquidation. At this time no person has the right to acquire any Series B preferred shares, however upon the occurrence of specific events, the operating partnership’s Series B Preferred Units may be exchanged for Series B preferred shares. See “Description of Important Provisions of the Operating Partnership Agreement — Series B Preferred Units — Exchange Rights.”

Power to Issue Additional Shares of Common Stock and Preferred Stock

      Our Board of Directors has the power to authorize the issuance of additional authorized but unissued shares of common stock or preferred stock and to classify or reclassify unissued shares of common stock and preferred stock and thereafter to cause Arden Realty to issue those shares of stock in possible future financings and acquisitions and in meeting other needs which might arise. The additional classes or series, as well as the common stock, will be available for issuance without further action by the stockholders, unless stockholder action is required by applicable law or the rules of any stock exchange or automated quotation system on which the securities may be listed or traded. Thus, the Board of Directors could authorize the issuance of a class or series of stock with terms and conditions which could have the effect of delaying, deferring or preventing a change in control or other transaction that might involve a premium price for holders of common stock or otherwise be in their best interest.

Power to Reclassify Stock

      The charter authorizes the Board of Directors to classify any unissued shares of stock and to reclassify any previously classified but unissued shares of any series. Prior to issuance of shares of each series, the Board is required, subject to the provisions of the charter regarding the restrictions on transfer of stock to establish, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to transferability, dividends or other distributions, qualifications and terms or conditions of redemption for each such class or series. Thus, the Board could authorize the issuance of shares of stock with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or a change in control that might involve a premium price for holders of common stock or otherwise be in their best interest.

Preferred Stock Purchase Rights

      In August 1998, Arden Realty’s Board of Directors adopted a Rights Agreement. In connection with the agreement, the Board of Directors declared a dividend of one preferred share purchase right for each outstanding share of common stock. The rights are designed to assure that all of Arden Realty’s stockholders receive fair and equal treatment in the event of any proposed takeover of Arden Realty and to guard against partial tender offers, open market accumulations and other abusive tactics to gain control of Arden Realty without paying all stockholders a control premium. The rights will cause substantial dilution to a person or group that acquires 15% or more of Arden Realty’s common stock on terms not approved by the Board of Directors.

      Each right will entitle the registered holder, after the rights become exercisable and until August 28, 2008 or the earlier redemption, exchange or termination of the rights, to purchase from Arden Realty  1/100 of a share of Class A Junior Participating Preferred Stock at a price of $75.00 per  1/100 of a preferred share, subject to specific anti-dilution adjustments. Until a right is exercised, the holder will have no rights as a stockholder of Arden Realty beyond those as an existing stockholder. Each right is evidenced by its respective common stock certificate until after specific events occur in which:

•	a person or group of persons acquires or has the right to acquire beneficial ownership of 15% or more of the common stock, or

•	a person or group of persons commences or announces an intention to make a tender offer for 15% or more of the common stock.

      If Arden Realty were the surviving corporation in a merger with an entity or any affiliate or associate of an entity causing one of the above events, and the common stock were not changed or exchanged, each holder of a right, other than rights that are or were acquired or beneficially owned by the entity in question, will have the right to receive upon exercise that number of common stock having a market value of two times the then current purchase price of one right. In addition, if after one of the above events occurred, Arden Realty were acquired in a merger or other business combination transaction or more than 50% of its assets or earning power were sold each holder of a right will have the right to receive, upon exercise of the right at the then current purchase price of the right, that number of shares of common stock of the acquiring entity which at the time of the transaction would have a market value of two times the then current purchase price of one right.

      After one of the above events occurs, separate certificates evidencing the rights will be mailed to holders of record of the common stock and these separate certificates will evidence the rights. The rights are transferred with and only with the common stock until the above events occurs or the rights are redeemed or expire. Until one of the above events occurs, the Board of Directors may redeem the rights in whole, but not in part, at a price of $.01 per right. Moreover, the Board of Directors, subject to specific restrictions, may amend any provision of the rights agreement. The rights will expire on August 28, 2008, unless earlier redeemed, exchanged or terminated.

      The Bank of New York is the rights agent.

Restrictions on Transfer

      For Arden Realty to qualify as a REIT for federal income tax purposes, no more than 50% in value of its outstanding shares of stock may be owned, actually or constructively, by five or fewer individuals and certain types of entities during the last half of a taxable year. In addition, if Arden Realty, or an owner of 10% or more of Arden Realty, actually or constructively owns 10% or more of a tenant of Arden Realty or a tenant of any partnership in which Arden Realty is a partner, the rent received by Arden Realty from such tenant will not be qualifying income for purposes of the REIT gross income tests. Arden Realty’s stock must also be beneficially owned by 100 or more persons during at least 335 days of a taxable year of twelve months or during a proportionate part of a shorter taxable year.

      To assist Arden Realty in complying with the federal income tax requirements for REIT qualification, Arden Realty’s charter contains restrictions on the stock that a person may own and transfer. The charter provides that, subject to specified exceptions, no person or entity may own or be deemed to own by virtue of the beneficial ownership provisions more than 9.0%, by value or number of shares, whichever is more restrictive, of the outstanding shares of common stock. The charter further provides that, subject to specified exceptions, no person or entity may own or be deemed to own by virtue of the constructive ownership provisions, more than 9.8%, by value or number of shares whichever is more restrictive, of the outstanding shares of common stock. The ownership rules are complex, and may cause shares of common stock owned actually, beneficially or constructively by a group of related individuals or entities to be owned beneficially or constructively by one individual or entity. As a result, the acquisition of less than specified ownership limits of common stock by an individual or entity, or the acquisition of an interest in an entity that actually, beneficially or constructively owns common stock could cause that individual or entity, or another individual or entity, to own beneficially or constructively in excess of the ownership limits, of the outstanding common stock and thus subject those shares to the ownership limit. The Board of Directors may, but is not required to, waive the ownership limit with respect to a particular stockholder if it determines that the stockholder’s ownership will not jeopardize Arden Realty’s status as a REIT. As a condition of any waiver, the Board of Directors may require opinions of counsel satisfactory to it, a ruling from the Internal Revenue Service and undertakings or representations from the applicant with respect to preserving Arden Realty’s REIT status. The Board of Directors has obtained undertakings and representations from Mr. Ziman and, as a result, has waived the ownership limit with respect to the Ziman family and entities affiliated with them. The Ziman family and their affiliated entities are permitted to own in the aggregate, actually or constructively, up to 13%, by number of shares or by value, whichever is more restrictive, of the common stock.

      The charter further prohibits:

•	Any person from actually or constructively owning shares of Arden Realty stock that would result in Arden Realty being “closely held” under Section 856(h) of the Internal Revenue Code or otherwise cause Arden Realty to fail to qualify as a REIT; and

•	Any person from transferring shares of stock if the transfer would result in shares of stock being owned by fewer than 100 persons.

Any person who acquires or intends to acquire actual or constructive ownership of shares of stock that may violate any of the above restrictions on transfer and ownership is required to give notice immediately and provide Arden Realty with any information it requests in order to determine the effect of the transfer on its status as a REIT.

      The foregoing restrictions on transfer and ownership will not apply if the Board of Directors determines that it is no longer in the best interests of Arden Realty to continue to qualify as a REIT and the determination is approved by a two-thirds vote of Arden Realty’s stockholders as required by the charter. Except as otherwise described above, any change in the ownership limit would require an amendment to the charter.

      Any attempted transfer of Arden Realty’s common stock which, if effective, would result in a violation of the above limitations, will cause the number of shares causing the violation to be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries, and the proposed transferee will not acquire any rights in the shares. The automatic transfer will be deemed to be effective as of the close of business on the business day prior to the date of the transfer. Shares of Arden Realty’s common stock held in the trust will be issued and outstanding shares. The proposed transferee will not benefit economically from ownership of any shares of stock held in the trust, will have no rights to dividends and no rights to vote or other rights attributable to the shares of stock held in the trust. The trustee of the trust will have all voting rights and rights to dividends or other distributions with respect to shares held in the trust. These rights will be exercised for the exclusive benefit of one or more charitable beneficiaries, each of which will be a non-profit organization designated by Arden Realty. Any dividend or other distribution paid prior to Arden Realty’s discovery that shares of common stock have been transferred to the trust will be paid by the recipient to the trustee upon demand. Any dividend or other distribution authorized but unpaid will be paid when due to the trustee. Any dividend or distribution paid to the trustee will be held in trust for the charitable beneficiary. Subject to Maryland law, the trustee will have the authority:

•	to rescind as void any vote cast by the proposed transferee prior to Arden Realty’s discovery that the shares have been transferred to the trust; and

•	to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary.

However, if Arden Realty has already taken irreversible corporate action, then the trustee will not have the authority to rescind and recast the vote.

      Within 20 days of receiving notice from Arden Realty that shares of Arden Realty’s common stock have been transferred to the trust, the trustee is required to sell the shares to a person designated by the trustee, whose ownership of the shares will not violate the above ownership limitations. Upon the sale, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee and to the charitable beneficiary as follows. The proposed transferee will receive the lesser of:

•	the price paid by the proposed transferee for the shares or, if the proposed transferee did not give value for the shares in connection with the event causing the shares to be held in the trust (such as a gift, devise or other similar transaction), the market price, as determined by the charter, of the shares on the day of the event causing the shares to be held in the trust; and

•	the price per share received by the trustee from the sale or other disposition of the shares.

Any net sale proceeds in excess of the amount payable to the proposed transferee will be paid immediately to the charitable beneficiary. If, prior to Arden Realty’s discovery that shares of Arden Realty common stock have been transferred to the trust, the shares are sold by the proposed transferee, then the shares will be deemed to have been sold on behalf of the trust and to the extent that the proposed transferee received an amount for the shares that exceeds the amount it was entitled to receive, the excess will be paid to the trustee upon demand.

      In addition, shares of stock held in the trust will be deemed to have been offered for sale to Arden Realty, or its designee, at a price per share equal to the lesser of:

•	the price per share in the transaction that resulted in the transfer to the trust or, in the case of a devise or gift, the market price at the time of the devise or gift; and

•	the market price on the date Arden Realty, or its designee, accepts the offer.

Arden Realty will have the right to accept the offer until the trustee has sold the shares of stock held in the trust. Upon a sale to Arden Realty, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee.

      If any purported transfer of shares of common stock would cause Arden Realty to be beneficially owned by fewer than 100 persons, that transfer will be null and void in its entirety, and the intended transferee will acquire no rights to the stock.

      All certificates representing shares of common stock will bear a legend referring to the restrictions described above. The foregoing ownership limitations could delay, defer or prevent a transaction or a change in control of Arden Realty that might involve a premium price for holders of common stock or otherwise be in their best interest.

      Under the charter, every owner of a specified percentage or more of the outstanding shares of common stock must file a completed questionnaire with Arden Realty containing information regarding their ownership of the shares. Under current Treasury Department regulations, the percentage will be set between 0.5% and 5.0%, depending upon the number of record holders of Arden Realty’s shares. In addition, each stockholder will upon demand be required to disclose to Arden Realty in writing any information that Arden Realty may request in order to determine the effect, if any, of the stockholder’s actual, beneficial and constructive ownership of common stock on

Arden Realty’s status as a REIT and to ensure compliance with the ownership and transfer limits or any other limit as provided by the charter or as otherwise permitted by the Board of Directors.

DESCRIPTION OF IMPORTANT PROVISIONS OF THE

OPERATING PARTNERSHIP AGREEMENT

       The following summary sets forth the material terms of the operating partnership agreement. This summary is not complete and is qualified in its entirety by reference to the operating partnership agreement.

Management

      The operating partnership is organized as a Maryland limited partnership pursuant to the terms of its partnership agreement. Arden Realty, as its sole general partner, has full, exclusive and complete responsibility and discretion in the operating partnership’s management and control, subject to specified limited exceptions. The limited partners have no authority to transact business for the operating partnership or participate in its management activities or decisions.

Units

      Each of the partners owns partnership units, generally referred to as OP Units. There are currently two types of OP Units outstanding: common OP Units and Series B Preferred Units. As of March 31, 2001, there were 65,821,144 common OP Units outstanding, of which Arden Realty owned 63,654,298 common OP Units, all of which correspond to the issued and outstanding common stock of Arden Realty. As of March 31, 2001, there were 2,000,000 8 5/8% Series B Preferred Units outstanding, all of which are owned by Salomon Smith Barney Tax Advantaged Exchange Fund II, LLC, all of which correspond to the designated but unissued shares of Arden Realty’s 8 5/8% Series B Cumulative Redeemable Preferred Stock. A partner’s percentage ownership is determined by dividing the number of common OP Units held by the partner by the total number of common OP Units outstanding.

Distributions; Allocations of Income and Loss

      The partnership agreement provides for preferred distributions of cash and preferred allocations of income to the holders of Series B Preferred Units, including Arden Realty to the extent it acquires any Series B Preferred Units upon a holder’s exchange of these units for Arden Realty stock. As a consequence, Arden Realty will receive distributions from the operating partnership that it will use to pay dividends on any issued shares of Series B Preferred Stock before any other partner receives a distribution, other than a holder of Series B Preferred Units, or any parity preferred units, not then held by Arden Realty. In addition, if necessary, income will be specially allocated to holders of Series B Preferred Units, and losses will be allocated to the other partners, in amounts necessary to ensure that, to the extent possible, the balance in the holder’s capital account will at all times be equal to or in excess of the liquidation preference of their Series B Preferred Units. In general, all remaining distributions will be made, and all remaining items of the operating partnership’s income and loss will be allocated, to the holders of common OP Units in proportion to the number of common OP Units held by each unit holder. Some limited partners have agreed to guarantee some of the operating partnership’s debt, either directly or indirectly through an agreement to make capital contributions to the operating partnership under limited circumstances. As a result, and notwithstanding the above discussion of allocations of income and loss to holders of common OP Units, these limited partners could, under limited circumstances, be allocated a disproportionate amount of net loss, which net loss would have otherwise been allocable to Arden Realty.

Transferability of Interests

      Except for a transaction described in the following two paragraphs, Arden Realty may not voluntarily withdraw from the operating partnership, or transfer its interest in the operating partnership, without the consent of all the holders of the common OP Units.

      Arden Realty may not merge or combine with another entity, sell all or substantially all of its assets or reclassify, recapitalize or change its outstanding equity interests unless the proposed transaction has been approved by holders of more than 66% of the common OP Units, including the common OP Units held by Arden Realty. In connection with that proposed transaction, all limited partners must receive, or have the option to receive, cash, securities or other property equal to the product of the number of shares of Arden Realty common stock into which each common OP Unit is then exchangeable times the greatest amount of cash, securities or other property proposed to be paid to the holder of each share of common stock of Arden Realty in the proposed transaction. If, in connection with the proposed transaction, a purchase, tender offer or exchange offer was accepted by the holders of more than 50% of the outstanding shares of common stock, each holder of common OP Units will receive, or will have the option to receive, the greatest amount of cash, securities or other property which that holder would have received had it exercised its right to redemption and received shares of common stock of Arden Realty in exchange for its common OP Units immediately prior to the expiration of the purchase, tender or exchange offer and had accepted the purchase, tender offer or exchange offer.

      Notwithstanding the foregoing paragraph, Arden Realty may merge or combine its assets with another entity if, immediately after the merger or combination, substantially all of the assets of the surviving entity, other than common OP Units held by Arden Realty, are contributed to the operating partnership as a capital contribution in exchange for common OP Units with a fair market value, as reasonably determined by Arden Realty, equal to the agreed value of the assets contributed.

      Arden Realty is required to use its commercially reasonable efforts to structure any proposed transaction described above to avoid causing the limited partners to recognize gain for federal income tax purposes. A partner’s sole remedy for a breach by Arden Realty of this obligation is a claim for money damages.

Capital Contributions

      If the operating partnership requires additional funds at any time or from time to time in excess of the funds available to it from borrowing or contributed capital, and Arden Realty borrows funds, then Arden Realty will lend those funds to the operating partnership on comparable terms and conditions. Arden Realty may contribute the amount of any required funds not loaned to the operating partnership as an additional capital contribution to the operating partnership. If Arden Realty contributes additional capital, Arden Realty’s partnership interest in the operating partnership will be increased on a proportionate basis based upon the amount of that additional capital contribution and the operating partnership’s value at the time of the contributions. Conversely, the partnership interests of the limited partners will be decreased on a proportionate basis in the event of additional capital contributions by Arden Realty. Arden Realty’s rights to make loans or additional capital contributions to the operating partnership are generally subject to Mr. Ziman’s right to fund the loan or capital contribution on a pro rata basis so long as Mr. Ziman is Arden Realty’s Chief Executive Officer and holds a limited partnership interest in the operating partnership. See “Issuance of Additional Common OP Units, Common Stock or Convertible Securities.”

Redemption/ Exchange Rights

      Limited partners may require the operating partnership to redeem part or all of their common OP Units for an amount of cash equal to the fair market value of an equivalent number of shares of

Arden Realty’s common stock at the time of the redemption. Arden Realty may, however, elect in its sole and absolute discretion to exchange those common OP Units for shares of Arden Realty’s common stock on a one-for-one basis, subject to adjustment in the event of stock splits, stock dividends, issuance of specified rights, specified extraordinary distributions and similar events. Arden Realty presently anticipates that it would elect to issue its common stock in exchange for common OP Units rather than pay cash for the common OP Units, subject to the ownership and transfer limitations established to maintain its status as a REIT. With each redemption or exchange, Arden Realty’s percentage ownership interest in the operating partnership would increase.

Issuance of Additional Common OP Units, Common Stock or Convertible Securities

      As the general partner, Arden Realty has the ability to cause the operating partnership to issue additional common OP Units. In addition, Arden Realty may, from time to time, issue additional shares of its common stock or convertible securities. In either event, Mr. Ziman, the Chairman of the Board and Chief Executive Officer of Arden Realty, pursuant to the partnership agreement and a Miscellaneous Rights Agreement, between Mr. Ziman, Namiz, Inc., Arden Realty and the operating partnership, will have proportional purchase rights which will enable him to maintain his overall percentage ownership of the combined equity of Arden Realty and the operating partnership, assuming the exchange of all common OP Units for common stock. Mr. Ziman’s proportional purchase rights may be exercised in his discretion at a price per share or other trading unit of the common OP Units, common stock or convertible securities to be received by Arden Realty or the operating partnership in the issuance, less any underwriting discounts and commissions, and otherwise on the same terms as may be applicable to those issuances. These proportional purchase rights require that Mr. Ziman be the Chief Executive Officer of Arden Realty at the time of the exercise and hold a limited partnership interest in the operating partnership. These rights do not apply to:

•	transactions under Arden Realty’s employee stock plans;

•	shares issued pursuant to an exchange of common OP Units for shares of Arden Realty’s common stock; or

•	in connection with any issuance of Arden Realty’s common stock or common OP Units incident to an acquisition of properties, assets or a business.

Tax Matters Partner

      Arden Realty is the operating partnership’s tax matters partner. It has authority, in its sole and absolute discretion, to make tax elections under the Internal Revenue Code on the operating partnership’s behalf.

Operations

      The partnership agreement provides that all business activities of Arden Realty, including all activities pertaining to the acquisition and operation of office properties, must be conducted through the operating partnership. The operating partnership must operate in a manner that will enable Arden Realty to satisfy the requirements for being classified as a REIT and to avoid any federal income tax liability. As a result, the operating partnership’s net operating cash revenue, as well as its net sales and refinancing proceeds, will be distributed at least quarterly pro rata in accordance with the partners’ percentage interests. Subject to specific exceptions, the operating partnership will pay or reimburse Arden Realty for all costs and expenses relating to the operations of Arden Realty.

Term

      The operating partnership will continue in full force and effect until December 31, 2096, or until sooner dissolved:

•	upon the bankruptcy, dissolution, withdrawal, termination or incapacity of Arden Realty as general partner, unless the limited partners other than Arden Realty elect to continue the operating partnership’s existence;

•	by election of Arden Realty;

•	pursuant to an entry of a decree of judicial dissolution;

•	upon the sale or other disposition of all or substantially all of the operating partnership’s assets for cash or marketable securities or redemption of all OP Units; or

•	as otherwise provided by law.

Indemnification

      To the extent permitted by law, the partnership agreement provides for indemnification and advance of expenses of Arden Realty and its officers and directors similar to indemnification and advance of expenses provided to officers and directors of Arden Realty in its charter and bylaws and provides that Arden Realty will not be liable to the operating partnership and the partners if it acted in good faith.

Series B Preferred Units

      General. The operating partnership’s Series B Preferred Units have rights with respect to ordinary distributions that are:

•	senior to the common OP Units and to all OP Units that provide that they rank junior to the Series B Preferred Units;

•	junior to all OP Units which rank senior to the Series B Preferred Units; and

•	equal to all OP Units expressly designated to be on parity with the Series B Preferred Units.

      Subject to these seniority rights, holders of the Series B Preferred Units are entitled to receive cumulative preferential cash distributions in an amount equal to 8 5/8% per year on an amount equal to $25.00 per Series B Preferred Unit then outstanding, or $2.16 per year. These distributions are payable on or before March 31, June 30, September 30 and December 31 of each year.

      Exchange Rights. Upon the satisfaction of any of the following conditions, and with the approval of 51% of the holders of the then outstanding Series B Preferred Units, the Series B Preferred Units may be exchanged, in whole, but not in part, on a one-for-one basis, for shares of Arden Realty’s 8 5/8% Series B Cumulative Redeemable Preferred Stock:

•	at any time on or after September 7, 2009;

•	at any time after September 7, 2002 and prior to September 7, 2009, if the holders of Series B Preferred Units deliver to Arden Realty a private letter ruling or an opinion of counsel to the effect that an exchange of the Series B Preferred Units at that time would not cause the Series B Preferred Units to be considered “stock and securities” within the meaning of the Internal Revenue Code for purposes of determining whether the holder is an “investment company” under the Internal Revenue Code;

•	full distributions have not been paid on the Series B Preferred Units for six or more quarters, whether or not the quarters were consecutive; or

•	the operating partnership or one of its subsidiaries take the position, and any holders of Series B Preferred Units receive an opinion of counsel that, the operating partnership is or after completing a proposed transaction will become a “publicly traded partnership” within the meaning of the Internal Revenue Code.

      In addition, the Series B Preferred Units may be exchanged for shares of Arden Realty’s Series B Preferred Stock if the holder of the Series B Preferred Units reasonably concludes, based on results or projected results, that the Series B Preferred Units represent more than 19.5% of the operating partnership’s total profits or capital interests for a taxable year.

      Instead of exchanging the Series B Preferred Units for Series B Preferred Stock, the operating partnership may elect to redeem the Series B Preferred Units for cash in an amount equal to the original capital account balance of the Series B Preferred Units plus all accrued and unpaid distributions to the date of redemption. A holder of Series B Preferred Units will not be entitled to exchange the Series B Preferred Units for Series B Preferred Stock if the exchange would violate the restrictions on ownership and transfer of Arden Realty’s equity interests established by Arden Realty to maintain Arden Realty’s qualification as a REIT.

      Redemption. On or after September 7, 2004, the operating partnership may redeem the Series B Preferred Units, in whole or in part from time to time, at a redemption price payable in cash equal to the capital account balance of the holder, provided that the amount will not be less than the original capital account balance of the Series B Preferred Units, plus all accrued and unpaid distributions to the date of redemption. The operating partnership may only pay the redemption price out of the proceeds from sales of Arden Realty’s stock or OP Units. The operating partnership must redeem all of the Series B Preferred Units at the same time unless the operating partnership has paid all accumulated and unpaid distributions on all Series B Preferred Units for all quarterly distribution periods terminating on or prior to the date of redemption.

      Limited Approval Rights. Subject to exceptions specified in the partnership agreement, for so long as any Series B Preferred Units are outstanding, without the affirmative vote of the holders of at least two-thirds of the Series B Preferred Units outstanding at the time, the operating partnership may not:

•	authorize, create, increase the amount of or reclassify any class or series of partnership interests, or create or issue any obligations or security convertible into or evidencing the right to purchase any partnership interests, ranking senior to the Series B Preferred Units;

•	authorize, create or increase the amount of or reclassify any class or series of partnership interests, or create or issue any obligations or security convertible into or evidencing the right to purchase any partnership interests, ranking equal to the Series B Preferred Units, but only if they are issued to an affiliate of the operating partnership other than Arden Realty to allow Arden Realty to issue corresponding shares of Series B Preferred Stock to persons who are not the operating partnership’s affiliates; or

•	consolidate, merge, transfer or lease all or substantially all of the operating partnership’s assets to any entity, or amend, alter or repeal the provisions of the partnership agreement, in a manner that would materially and adversely affect the powers, special rights, preferences, privileges or voting power of the Series B Preferred Units or the holders of the Series B Preferred Units.

      Other than as discussed in this prospectus, the holders of Series B Preferred Units have no voting rights other than with respect to other matters that would adversely affect them or as otherwise provided by applicable law.

      Registration Rights. Arden Realty has agreed to file with the SEC a shelf registration statement registering the resale of the shares of Series B Preferred Stock issuable to the holders of Series B Preferred Units as soon as practicable but not later than 60 days after the date the Series B Preferred Units are exchanged for shares of Series B Preferred Stock. Arden Realty has also agreed to use its best efforts to cause the registration statement to be declared effective within 120 days after the date of the exchange.

IMPORTANT PROVISIONS OF MARYLAND LAW AND

ARDEN REALTY’S CHARTER AND BYLAWS

       The following summary of important provisions of Maryland law and of Arden Realty’s charter and bylaws is not complete and is qualified in its entirety by reference to Maryland law and to Arden Realty’s charter and bylaws.

      Arden Realty’s charter and the bylaws contain provisions that could make more difficult the acquisition of Arden Realty by means of a tender offer, a proxy contest or otherwise. These provisions and provisions of Maryland law regarding business combination and control share acquisitions could delay, defer or prevent a transaction or a change in control of Arden Realty that might involve a premium price for stockholders or otherwise be in their best interest. These provisions are expected to discourage some types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of Arden Realty to negotiate first with the Board of Directors. We believe that the benefits of these provisions outweigh the potential disadvantages of discouraging these proposals because, among other things, negotiation of these proposals might result in an improvement of their terms. See also “Description of Stock — Restrictions on Transfer.”

Board of Directors — Number, Classification, Vacancies

      The bylaws provide that the number of directors of Arden Realty may be established by the Board of Directors but may not be fewer than five nor more than 11. The Board of Directors has set the number of directors at seven and all seven seats of the board are currently filled. Maryland law provides that stockholders may fill a vacancy on the board of directors which results from the removal of a director. Any other vacancy will be filled, at any regular meeting or at any special meeting called for that purpose, by a majority of the remaining directors, except that a vacancy resulting from an increase in the number of directors must be filled by a majority of the entire Board of Directors. However, as long as Arden Realty has at least three independent directors, the Board of Directors may elect on behalf of Arden Realty to be subject to provisions of the Maryland law which would allow the Board of Arden Realty to provide that any vacancy on the Board, including a vacancy which results from stockholder removal or an increase in the number of directorships, may be filled only by a majority of the remaining directors and that any director elected to fill a vacancy will hold office for the remainder of the full term of the class of directors in which the vacancy occurred.

      Pursuant to the charter, the directors are divided into three classes. Directors of each class are chosen for three-year terms upon the expiration of their current terms and each year one class of directors will be elected by the stockholders. The classified board provision could have the effect of making the replacement of incumbent directors more time consuming and difficult. At least two annual meetings of stockholders, instead of one, will generally be required to effect a change in a majority of the Board of Directors. Thus, the classified board provision could increase the likelihood that incumbent directors will retain their positions. The staggered terms of directors may reduce the possibility of a tender offer or an attempt to change control of Arden Realty, even though a tender offer or change in control might be in the best interest of the stockholders.

Removal of Directors

      The charter provides that, subject to the rights of one or more classes or series of preferred stock to elect one or more directors, any director may be removed only for cause, as defined in the charter, and only by the affirmative vote of at least two-thirds of the votes entitled to be cast in the election of directors. This provision, when coupled with the provision in the bylaws authorizing the Board of Directors to fill vacant directorships, precludes stockholders from removing incumbent directors, except upon the existence of cause for removal and a substantial affirmative vote, and filling the vacancies created by the removal with their own nominees.

Business Combinations

      Under Maryland law, “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:

•	any person who beneficially owns ten percent or more of the voting power of the corporation’s shares; or

•	an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of ten percent or more of the voting power of the then outstanding voting stock of the corporation.

      A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which it otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

      After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and

•	two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

These super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

      The statute permits various exemptions from its provisions, including business combinations that are exempted by the board of directors before the time that the interested stockholder becomes an interested stockholder.

      In September 1996, the Board of Directors of Arden Realty, resolved to opt out of the business combination statute. The Board further resolved that it shall not resolve to opt back in to the statute unless the opt in resolution is conditioned upon the approval of the holders of a majority of the shares of common stock.

Control Share Acquisitions

      Maryland law provides that control shares of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquiror, by officers or by directors who are employees of the corporation are excluded from shares entitled to vote on the matter. Control shares are voting shares of stock which, if aggregated with all other shares of stock owned by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power:

•	one-tenth or more but less than one-third,

•	one-third or more but less than a majority, or

•	a majority or more of all voting power.

Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A control share acquisition means the acquisition of control shares, subject to specific exceptions.

      A person who has made or proposes to make a control share acquisition may compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of specific conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

      If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then the corporation may redeem for fair value any or all of the control shares, except those for which voting rights have previously been approved. The right of the corporation to redeem control shares is subject to specific conditions and limitations. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of the shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

      The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction, or to acquisitions approved or exempted by the charter or bylaws of the corporation.

      Arden Realty’s bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions of Arden Realty stock. In September 1996, Arden Realty’s Board resolved that an amendment to this provision of the bylaws shall only be effective if it is conditioned upon the approval of the holders of a majority of the shares of common stock.

Amendment to the Charter

      The charter, including its provisions on classification of the Board of Directors, restrictions on transferability of shares of common stock and removal of directors, may be amended only by the affirmative vote of the holders of not less than two-thirds of all of the votes entitled to be cast on the matter. However, the provisions of the charter relating to authorized shares of stock and the classification and reclassification of shares of common stock and preferred stock may be amended by the affirmative vote of the holders of a majority of the votes entitled to be cast on the matter.

Dissolution of Arden Realty

      Under Maryland law, the dissolution of Arden Realty must be approved by the affirmative vote of the holders of not less than two-thirds of all of the votes entitled to be cast on the matter.

Advance Notice of Director Nominations and New Business

      The bylaws provide that with respect to an annual meeting of stockholders, nominations of persons for election to the Board of Directors and the proposal of business to be considered by stockholders may be made only:

•	pursuant to Arden Realty’s notice of the meeting;

•	by or at the discretion of the Board of Directors; or

•	by a stockholder who is entitled to vote at the meeting and has complied with the advance notice of procedures set forth in the bylaws.

      The bylaws also provide that with respect to special meetings of the stockholders, only the business specified in Arden Realty’s notice of meeting may be brought before the meeting of stockholders and nominations of persons for election to the Board of Directors may be made only:

•	pursuant to Arden Realty’s notice of the meeting;

•	by or at the discretion of the Board of Directors; or

•	provided that the Board of Directors has determined that directors will be elected at the meeting, by a stockholder who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in the bylaws.

MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

       The following summary of material federal income tax considerations regarding us is based on current law, is for general information only and is not tax advice. The information set forth below, to the extent it constitutes matters of law, summaries of legal matters, or legal conclusions, is the opinion of Latham & Watkins. The tax treatment of a holder of any of the securities offered pursuant to this prospectus will vary depending upon the terms of the specific securities acquired by a holder, as well as his or her particular situation. The following discussion does not attempt to address any aspect of federal income taxation relating to holders of any securities offered hereunder. We may provide additional federal income tax considerations relevant to holders of the securities in the prospectus supplement relating to those securities.

      The information in this section is based on:

•	the Internal Revenue Code of 1986, as amended;

•	current, temporary and proposed treasury regulations promulgated under the Internal Revenue Code;

•	the legislative history of the Internal Revenue Code;

•	current administrative interpretations and practices of the Internal Revenue Service; and

•	court decisions;

in each case, as of the date of this prospectus. In addition, the administrative interpretations and practices of the Internal Revenue Service include its practices and policies as expressed in private letter rulings which are not binding on the Internal Revenue Service, except with respect to the particular taxpayers who requested and received these rulings. Future legislation, treasury regulations, administrative interpretations and practices and court decisions may adversely affect the tax considerations contained in this discussion. Any change could apply retroactively to transactions preceding the date of the change. We have not requested, and do not plan to request, any rulings from the Internal Revenue Service concerning our tax treatment, and the statements in this prospectus are not binding on the Internal Revenue Service or any court. Thus, we can provide no assurance that the tax considerations contained in this discussion will not be challenged by the Internal Revenue Service or if challenged, could be sustained by a court.

      You are advised to consult the applicable prospectus supplement, as well as your tax advisor, regarding the specific tax consequences to you of the acquisition, ownership and sale or other disposition of our securities, including the federal, state, local, foreign and other tax consequences of such acquisition, ownership and sale or other disposition and of potential changes in applicable tax laws.

Taxation of Arden Realty

      General. Arden Realty elected to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code, commencing with its taxable year ended December 31, 1996. We believe Arden Realty has been organized and has operated in a manner which allows it to qualify for taxation as a REIT under the Internal Revenue Code commencing with its taxable year ended December 31, 1996. Arden Realty intends to continue to operate in this manner. However, Arden Realty’s qualification and taxation as a REIT depends upon its ability to meet the various qualification tests imposed under the Internal Revenue Code. Accordingly, there is no assurance that it has operated or will continue to operate in a manner so as to qualify or remain qualified as a REIT. See “— Failure to Qualify.”

      The sections of the Internal Revenue Code that relate to the qualification and operation as a REIT are highly technical and complex. The following describes the material aspects of the sections of the Internal Revenue Code that govern the federal income tax treatment of a REIT and its stockholders. This summary is qualified in its entirety by the Internal Revenue Code, relevant rules and treasury regulations promulgated under the Internal Revenue Code, and administrative and judicial interpretations of the Internal Revenue Code and these rules and treasury regulations.

      Unless we specify otherwise in the applicable prospectus supplement, as a condition to the closing of each offering of equity securities by Arden Realty, our tax counsel will render an opinion to the underwriters of the offering to the effect that, commencing with its taxable year ended December 31, 1996, Arden Realty has been organized and has operated in conformity with the requirements for qualification as a REIT, and its proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Internal Revenue Code. Our tax counsel has no obligation to update any such opinion subsequent to its date. Each such opinion will be based on various factual assumptions relating to Arden Realty’s organization and operation, including matters relating to the operating partnership, and will be conditioned upon certain representations to be made by us as to factual matters. In addition, such opinions will be based upon our factual representations as set forth in this prospectus and any applicable prospectus supplements. Moreover, qualification and taxation as a REIT depends upon Arden Realty’s ability to meet, through actual annual operating results, asset diversification, distribution levels and diversity of stock ownership, the various qualification tests imposed under the Internal Revenue Code and discussed below, the results of which have not been and will not be reviewed by our tax counsel. Accordingly, the actual results of our operation during any particular taxable year may not satisfy those requirements. Further, the anticipated income tax treatment described in the prospectus or in any prospectus supplement or supplements may be changed, perhaps retroactively, by legislation, administrative or judicial action at any time. See “— Failure to Qualify.”

      If Arden Realty qualifies for taxation as a REIT, Arden Realty generally will not be required to pay federal corporate income taxes on its net income that is currently distributed to its stockholders. This treatment substantially eliminates the “double taxation” that ordinarily results from investment in a corporation. Double taxation means taxation once at the corporate level when income is earned and once again at the stockholder level when this income is distributed. Arden Realty will be required to pay federal income tax, however, as follows:

•	Arden Realty will be required to pay tax at regular corporate rates on any undistributed “real estate investment trust taxable income,” including undistributed net capital gains.

•	Arden Realty may be required to pay the “alternative minimum tax” on its items of tax preference.

•	If Arden Realty has: (a) net income from the sale or other disposition of “foreclosure property” which is held primarily for sale to customers in the ordinary course of business; or (b) other nonqualifying income from foreclosure property, Arden Realty will be required to pay tax at the highest corporate rate on this income. Foreclosure property is generally defined as property acquired through foreclosure or after a default on a loan secured by the property or a lease of the property.

•	Arden Realty will be required to pay a 100% tax on any net income from prohibited transactions. Prohibited transactions are, in general, sales or other taxable dispositions of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business.

•	If Arden Realty fails to satisfy the 75% gross income test or the 95% gross income test discussed below, but nonetheless maintain its qualification as a real estate investment trust because certain other requirements are met, Arden Realty will be required to pay a tax equal to (a) the greater of (i) the amount by which 75% of its gross income exceeds the amount qualifying under the 75% gross income test described below and (ii) the amount by which 90% of its gross income exceeds the amount qualifying under the 95% gross income test described below, multiplied by (b) a fraction intended to reflect its profitability.

•	Arden Realty will be required to pay a 4% excise tax on the excess of the required distribution over the amounts actually distributed if it fails to distribute during each calendar year at least the sum of (a) 85% of its real estate investment trust ordinary income for the year, (b) 95% of its real estate investment trust capital gain net income for the year, and (c) any undistributed taxable income from prior periods.

•	If Arden Realty acquires any asset from a corporation which is or has been a C corporation in a transaction in which the basis of the asset in its hands is determined by reference to the basis of the asset in the hands of the C corporation, and Arden Realty subsequently recognizes gain on the disposition of the asset during the ten-year period beginning on the date on which it acquired the asset, then it will be required to pay tax at the highest regular corporate tax rate on this gain to the extent of the excess of (a) the fair market value of the asset over (b) its adjusted basis in the asset, in each case determined as of the date on which Arden Realty acquired the asset. A C corporation is generally defined as a corporation required to pay full corporate-level tax. The results described in this paragraph with respect to the recognition of gain assume that Arden Realty will make an election under Treasury Regulation Section 1.337(d)-5T.

•	Arden Realty will be subject to a 100% tax on any “redetermined rents,” “redetermined deductions,” or “excess interest.” See “Other Tax Consequences — Redetermined Amounts” below for a description of these items.

      Requirements for Qualification as a REIT. The Internal Revenue Code defines a REIT as a corporation, trust or association:

(1) that is managed by one or more trustees or directors;

(2) that issues transferable shares or transferable certificates to evidence beneficial ownership;

(3) that would be taxable as a domestic corporation but for Sections 856 through 860 of the Internal Revenue Code;

(4) that is not a financial institution or an insurance company within the meaning of the Internal Revenue Code;

(5) that is beneficially owned by 100 or more persons;

(6) not more than 50% in value of the outstanding stock of which is owned, actually or constructively, by five or fewer individuals, including specified entities, during the last half of each taxable year; and

(7) that meets other tests, described below, regarding the nature of its income and assets and the amount of its distributions.

      The Internal Revenue Code provides that conditions (1) to (4), inclusive, must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of twelve months, or during a proportionate part of a taxable year of less than twelve months. Conditions (5) and (6) do not apply until after the first taxable year for which an election is made to be taxed as a REIT. For purposes of condition (6), pension funds and other specified tax-exempt entities generally are treated as individuals, except that a “look-through” exception applies with respect to pension funds.

      We believe that Arden Realty has satisfied conditions (1) through (7) inclusive during the relevant time periods. In addition, the Charter provides for restrictions regarding ownership and transfer of its shares. These restrictions, described above in “Description of Stock — Restrictions on Transfer,” are intended to assist Arden Realty in continuing to satisfy the share ownership requirements described in (5) and (6) above. These ownership and transfer restrictions may not ensure that Arden Realty will, in all cases, be able to satisfy the share ownership requirements described in (5) and (6) above. If Arden Realty fails to satisfy these share ownership requirements, except as provided in the next sentence, its status as a REIT will terminate. If, however, Arden Realty complies with the rules contained in the treasury regulations that require it to ascertain the actual ownership of its shares, and Arden Realty does not know, or would not have known through the exercise of reasonable diligence, that it failed to meet the requirement described in condition (6) above, it will be treated as having met this requirement. See “— Failure to Qualify.”

      In addition, Arden Realty may not maintain its status as a REIT unless its taxable year is the calendar year. Arden Realty has and will continue to have a calendar taxable year.

      Ownership of a Partnership Interest. Arden Realty owns and operates one or more properties through partnerships and limited liability companies. Treasury regulations provide that if Arden Realty is a partner in a partnership, it will be deemed to own its proportionate share of the assets of the partnership. Arden Realty also will be deemed to be entitled to its proportionate share of the income of the partnership. The character of the assets and gross income of the partnership retains the same character in Arden Realty’s hands for purposes of Section 856 of the Internal Revenue Code, including satisfying the gross income tests and the asset tests. In addition, for these purposes, the assets and items of income of any partnership in which Arden Realty directly or indirectly owns an interest include such partnership’s share of assets and items of income of any partnership in which it owns an interest. Thus, Arden Realty’s proportionate share of the assets and items of income of the operating partnership, including the operating partnership’s share of these items for any partnership in which it owns an interest, are treated as Arden Realty’s assets and items of income for purposes of applying the requirements described in this prospectus, including the income and asset tests described below. Arden Realty has included a brief summary of the rules governing the federal income taxation of partnerships and their partners below in “— Tax aspects of the partnerships.” Arden Realty has direct control of the operating partnership and will continue to operate it in a manner consistent with the requirements for qualification as a REIT. The treatment described above also applies with respect to the ownership of interests in limited liability companies or other entities or arrangements that are treated as partnerships for tax purposes.

      Income Tests. Arden Realty must satisfy two gross income requirements annually to maintain its qualification as a REIT:

      First, each taxable year Arden Realty must derive directly or indirectly at least 75% of its gross income, excluding gross income from prohibited transactions, from (a) investments relating to real property or mortgages on real property, including “rents from real property” and, in some circumstances, interest, or (b) some types of temporary investments;

      Second, each taxable year Arden Realty must derive at least 95% of its gross income, excluding gross income from prohibited transactions, from (a) the real property investments described above, or (b) dividends, interest and gain from the sale or disposition of stock or securities or (c) any combination of the foregoing.

      For these purposes, the term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of all or some of the amount depends in any way on the income or profits of any person. An amount received or accrued generally will not be excluded from the term “interest,” however, solely by reason of being based on a fixed percentage or percentages of receipts or sales.

      Rents Arden Realty receives from a tenant will qualify as “rents from real property” in satisfying the gross income requirements for a REIT described above only if all of the following conditions are met:

•	The amount of rent must not be based in any way on the income or profits of any person. An amount received or accrued generally will not be excluded from the term “rents from real property” solely because it is based on a fixed percentage or percentages of receipts or sales;

•	Arden Realty, or an actual or constructive owner of 10% or more of its stock, does not actually or constructively own 10% or more of the interests in the tenant;

•	Rent attributable to personal property leased in connection with a lease of real property is not greater than 15% of the total rent received under the lease. If this condition is not met, then the portion of the rent attributable to personal property will not qualify as “rents from real property”; and

•	Arden Realty generally must not operate or manage its property or furnish or render services to its tenants, subject to a 1% de minimis exception, other than through an independent contractor from whom it derives no revenue. Arden Realty may, however, perform services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not otherwise considered “rendered to the occupant” of the property. Examples of these services include the provision of light, heat, or other utilities, trash removal and general maintenance of common areas. Further, under recently enacted legislation, beginning in 2001, Arden Realty is permitted to employ a “taxable REIT subsidiary” which is wholly or partially owned by it, to provide both customary and noncustomary services to its tenants without causing the rent it received from those tenants to fail to qualify as “rents from real property,” except that Arden Realty may not use a taxable REIT subsidiary to directly or indirectly operate or manage a lodging or health care facility or directly or indirectly provide to any other person (under a franchise, license or otherwise) rights to any brand name under which any lodging or health care facility is operated.

      Arden Realty generally does not and will not receive rent which fails to satisfy any of the above conditions. Notwithstanding the foregoing, Arden Realty may have taken and may continue to take actions which fail to satisfy one or more of the above conditions to the extent that it determines, based on the advice of our tax counsel, that those actions will not jeopardize Arden Realty’s status as a REIT.

      Arden Realty believes that the aggregate amount of its nonqualifying income, from all sources, in any taxable year will not exceed the limit on nonqualifying income under the gross income tests. If Arden Realty fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for the year if it is entitled to relief under the Internal Revenue Code. Generally, Arden Realty may avail itself of the relief provisions if:

•	its failure to meet these tests was due to reasonable cause and not due to willful neglect;

•	it attaches a schedule of the sources of its income to its federal income tax return; and

•	any incorrect information on the schedule was not due to fraud with intent to evade tax.

      It is not possible, however, to state whether in all circumstances Arden Realty would be entitled to the benefit of these relief provisions. For example, if it fails to satisfy the gross income tests because nonqualifying income that it intentionally accrues or receives exceeds the limits on nonqualifying income, the IRS could conclude that Arden Realty’s failure to satisfy the tests was not due to reasonable cause. If these relief provisions do not apply to a particular set of circumstances, Arden Realty will not qualify as a REIT. As discussed above in “— Taxation of Arden Realty — General,” even if these relief provisions apply, and Arden Realty retains its status as a REIT, a tax would be imposed with respect to its nonqualifying income. Arden Realty may not always be able to maintain compliance with the gross income tests for REIT qualification despite its periodic monitoring of its income.

      Asset Tests. At the close of each quarter of its taxable year, Arden Realty also must satisfy three tests relating to the nature and diversification of its assets.

      First, at least 75% of the value of its total assets, including its allocable share of the assets held by the partnerships and limited liability companies in which it owns an interest, must be represented by real estate assets, cash, cash items, and government securities. For purposes of this test, real estate assets include stock or debt instruments that are purchased with the proceeds of a stock offering or a public debt offering with a term of at least five years, but only for the one-year period beginning on the date Arden Realty received these proceeds.

      Second, not more than 25% of Arden Realty’s total assets may be represented by securities, other than those securities included in the 75% asset test.

      Third, of the investments included in the 25% asset class, the value of any one issuer’s securities may not exceed 5% of the value of Arden Realty’s total assets, and Arden Realty may not own more than 10% by vote or value of any one issuer’s outstanding securities. For years prior to 2001, the 10% limit applies only with respect to voting securities of any issuer and not to the value of the securities of any issuer.

      As discussed above, a REIT cannot currently own more than 10% by vote or value of the outstanding securities of any one issuer. Recently, legislation was enacted that allows a REIT to own up to 100% of the vote and/or value of the securities of a corporation which jointly elects with the REIT to be treated as a “taxable REIT subsidiary,” provided that, in the aggregate, a REIT’s total investment in its taxable REIT subsidiaries does not exceed 20% of the REIT’s total assets, and at least 75% of the REIT’s total assets are real estate or other qualifying assets. In addition, a REIT’s ownership of securities of its taxable REIT subsidiaries is not subject to the 5% asset test described above. Dividends from taxable REIT subsidiaries will be nonqualifying income for purposes of the 75%, but not the 95%, gross income test. A taxable REIT subsidiary may generally engage in any business, including the provision of customary or noncustomary services to tenants of its parent REIT, except that a taxable REIT subsidiary may not directly or indirectly operate or manage a lodging or health care facility or directly or indirectly provide to any other person (under a franchise, license or otherwise) rights to any brand name under which any lodging or health care facility is operated.

      This new legislation contains provisions generally intended to insure that transactions between a REIT and its taxable REIT subsidiary occur “at arm’s length” and on commercially reasonable terms. These requirements include a provision that prevents a taxable REIT subsidiary from deducting interest on direct or indirect indebtedness to its parent REIT if, under a specified series of tests, the taxable REIT subsidiary is considered to have an excessive interest expense level and debt to equity ratio. In some cases the new legislation also imposes a 100% tax on the REIT if its, or its tenants’, rental, service and/or other agreements with its taxable REIT subsidiary are not on arm’s length terms.

      Arden Realty owns an interest in NextEdge, Inc. Arden Realty and NextEdge, Inc. have jointly elected for it to be treated as a taxable REIT subsidiary. As a result, Arden Realty’s ownership of securities of NextEdge, Inc., will not be subject to the 10% asset test described above, and its operations will be subject to the provisions described above which are applicable to a taxable REIT subsidiary. NextEdge, Inc. provides services to or for the benefit of Arden Realty’s tenants, either directly or through third party service providers.

      After initially meeting the asset tests at the close of any quarter, Arden Realty will not lose its status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If Arden Realty fails to satisfy the asset tests because it acquires securities or other property during a quarter, it can cure this failure by disposing of sufficient nonqualifying assets within 30 days after the close of that quarter. For this purpose, an increase in its interests in the operating partnership or any other partnership or limited liability company in which it directly or indirectly owns an interest will be treated as an acquisition of a portion of the securities or other property owned by that partnership or limited liability company. Arden Realty believes it has maintained and intends to continue to maintain adequate records of the value of its assets to ensure compliance with the asset tests. In addition, it intends to take such actions within the 30 days after the close of any quarter as may be required to cure any noncompliance. If it fails to cure any noncompliance with the asset tests within this time period, it would cease to qualify as a REIT.

      Annual Distribution Requirements. To maintain its qualification as a REIT, Arden Realty is required to distribute dividends, other than capital gain dividends, to its stockholders in an amount at least equal to the sum of:

•	90% (95% for taxable years beginning before January 1, 2001) of its “real estate investment trust taxable income”; and

•	90% (95% for taxable years beginning before January 1, 2001) of its after tax net income, if any, from foreclosure property; minus

•	the excess of the sum of specified items of its noncash income items over 5% of “real estate investment trust taxable income” as described below.

      Arden Realty’s “REIT taxable income” is computed without regard to the dividends paid deduction and its net capital gain. In addition, for purposes of this test, non-cash income means income attributable to leveled stepped rents, original issue discount on purchase money debt, or a like-kind exchange that is later determined to be taxable.

      In addition, if Arden Realty disposes of any asset it acquired from a corporation which is or has been a C corporation in a transaction in which its basis in the asset is determined by reference to the basis of the asset in the hands of that C corporation, within the ten-year period following its acquisition of such asset, it would be required to distribute at least 90% (95% for taxable years beginning before January 1, 2001) of the after-tax gain, if any, it recognized on the disposition of the asset, to the extent that gain does not exceed the excess of (a) the fair market value of the asset on the date it acquired the asset over (b) its adjusted basis in the asset on the date it acquired the asset.

      Arden Realty must pay these distributions in the taxable year to which they relate, or in the following taxable year if they are declared before it timely files its tax return for that year and paid on or before the first regular dividend payment following their declarations. Except as provided below, these distributions are taxable to Arden Realty’s stockholders, other than tax-exempt entities, as discussed below, in the year in which paid. This is so even though these distributions relate to the prior year for purposes of its 90% distribution requirement. The amount distributed must not be preferential. To avoid being preferential, every stockholder of the class of stock to which a distribution is made must be treated the same as every other stockholder of that class, and no class of stock may be treated otherwise than according to its dividend rights as a class. To the extent that Arden Realty does not distribute all of its net capital gain, or distribute at least 90% (95% for taxable years beginning before January 1, 2001), but less than 100%, of its “REIT taxable income,” as adjusted, it will be required to pay tax on such income at regular ordinary and capital gain corporate tax rates. Arden Realty believes it has made, and intends to continue to make, timely distributions sufficient to satisfy these annual distribution requirements. In this regard, the operating partnership agreement authorizes Arden Realty, as general partner, to take whatever steps are necessary to cause the operating partnership to distribute to its partners an amount sufficient to permit it to meet these distribution requirements.

      Arden Realty expects that its “REIT taxable income” will be less than its cash flow because of depreciation and other non-cash charges included in computing its “REIT taxable income.” Accordingly, Arden Realty anticipates that it will generally have sufficient cash or liquid assets to enable it to satisfy its distribution requirements. However, Arden Realty may not always have sufficient cash or other liquid assets to meet these distribution requirements because of timing differences between the actual receipt of income and actual payment of deductible expenses, and the inclusion of income and deduction of expenses in determining its taxable income. If these timing differences occur, Arden Realty may need to arrange for short-term, or possibly long-term, borrowings or need to pay dividends in the form of taxable stock dividends in order to meet the distribution requirements.

      Arden Realty may be able to rectify an inadvertent failure to meet the 90% distribution requirement for a year by paying “deficiency dividends” to stockholders in a later year, which it may include in its deduction for dividends paid for the earlier year. Thus, Arden Realty may be able to avoid being taxed on amounts distributed as deficiency dividends. However, it will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

      In addition, Arden Realty will be required to pay a 4% excise tax on the excess of the required distribution over the amounts, if any, by which its actual distributions during a calendar year are less than the sum of 85% of its ordinary income for the year, 95% of its capital gain net income for the year plus, in each case, any undistributed ordinary income or capital gain net income, as the case may be, from prior periods. Any ordinary income or capital gain net income on which tax is imposed for any year is treated as an amount distributed during that year for purposes of calculating the tax in subsequent years.

      Distributions with declaration and record dates falling in the last three months of the calendar year, which are paid to Arden Realty’s stockholders by the end of January immediately following that year, will be treated for federal income tax purposes as having been paid on December 31 of the prior year.

Failure to Qualify

      If Arden Realty fails to qualify for taxation as a REIT in any taxable year, and the relief provisions of the Internal Revenue Code do not apply, it will be required to pay tax, including any alternative minimum tax, on its taxable income at regular corporate rates. Distributions to stockholders in any year in which it fails to qualify as a REIT will not be deductible by it and Arden Realty will not be required to distribute any amounts to its stockholders. As a result, Arden Realty anticipates that its failure to qualify as a REIT would reduce the cash available for distribution by it to its stockholders. In addition, if Arden Realty fails to qualify as a REIT, all distributions to stockholders will be taxable at ordinary income rates to the extent of its current and accumulated earnings and profits. In this event, corporate distributees may be eligible for the dividends-received deduction. Unless entitled to relief under specific statutory provisions, Arden Realty will also be disqualified from taxation as a REIT for the four taxable years following the year during which it loses its qualification. It is not possible to state whether in all circumstances Arden Realty would be entitled to this statutory relief.

Tax Aspects of the Partnerships

      General. Substantially all of Arden Realty’s investments are held indirectly through the operating partnership and subsidiary partnerships and limited liability companies. In general, partnerships and limited liability companies are “pass-through” entities which are not required to pay federal income tax. Rather, partners or members are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership or limited liability company, and are potentially required to pay tax on this income, without regard to whether they receive a distribution from the partnership or limited liability company. Arden Realty will include in its income its proportionate share of these partnership and limited liability company items for purposes of the various REIT income tests and in the computation of its REIT taxable income. Moreover, for purposes of the REIT asset tests, Arden Realty will include its proportionate share of assets held by the operating partnership and its subsidiary partnerships and limited liability companies.

      Entity Classification. Arden Realty’s ownership of an interest in the operating partnership involves special tax considerations, including the possibility that the IRS might challenge the status of the operating partnership or its subsidiary partnerships or limited liability companies as partnerships, as opposed to associations taxable as corporations, for federal income tax purposes. If the operating partnership or one or more of its subsidiary partnerships or limited liability companies were treated as an association, it would be taxable as a corporation and therefore be subject to an entity-level tax on its income. In this situation, the character of Arden Realty’s assets and items of gross income would change and prevent Arden Realty from satisfying the REIT asset tests and possibly the REIT income tests. This, in turn, would prevent Arden Realty from qualifying as a REIT. In addition, a change in the tax status of the operating partnership or its subsidiary partnerships or limited liability companies might be treated as a taxable event. If so, Arden Realty might incur a tax liability without any related cash distributions.

      Treasury regulations that apply for tax periods beginning on or after January 1, 1997, provide that a domestic business entity not otherwise organized as a corporation and which has at least two members may elect to be treated as a partnership for federal income tax purposes. Unless it elects otherwise, an eligible entity in existence prior to January 1, 1997, will have the same classification for federal income tax purposes that it claimed under the entity classification treasury regulations in effect prior to this date. In addition, an eligible entity which did not exist or did not claim a classification prior to January 1, 1997, will be classified as a partnership for federal income tax purposes unless it elects otherwise. The operating partnership and its subsidiary partnerships and limited liability companies intend to claim classification as partnerships under the final regulations. As a result, Arden Realty believe that these partnerships and limited liability companies will be classified as partnerships for federal income tax purposes.

      Allocations of Income, Gain, Loss and Deduction. A partnership or limited liability company agreement will generally determine the allocation of income and losses among partners or members. These allocations, however, will be disregarded for tax purposes if they do not comply with the provisions of Section 704(b) of the Internal Revenue Code and the treasury regulations. Generally, Section 704(b) of the Internal Revenue Code and the related treasury regulations require that partnership and limited liability company allocations respect the economic arrangement of the partners and members. If an allocation is not recognized for federal income tax purposes, the relevant item will be reallocated according to the partners’ or members’ interests in the partnership or limited liability company. This reallocation will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners or members with respect to such item. The operating partnership’s allocations of taxable income and loss are intended to comply with the requirements of Section 704(b) of the Internal Revenue Code and the treasury regulations thereunder.

      Tax Allocations With Respect to the Properties. Under Section 704(c) of the Internal Revenue Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership or limited liability company in exchange for an interest in the partnership or limited liability company must be allocated in a manner so that the contributing partner or member is charged with the unrealized gain or benefits from the unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss is generally equal to the difference between the fair market value or book value and the adjusted tax basis of the contributed property at the time of contribution as adjusted from time to time. These allocations are solely for federal income tax purposes, and do not affect the book capital accounts or other economic or legal arrangements among the partners or members. The operating partnership was formed by way of contributions of appreciated property. Moreover, subsequent to the formation of the operating partnership additional appreciated property has been contributed to it in exchange for partnership interests. The partnership agreement requires that these allocations be made in a manner consistent with Section 704(c) of the Internal Revenue Code.

      In general, the partners of the operating partnership who acquired their limited partnership interests through a contribution of appreciated property will be allocated depreciation deductions for tax purposes which are lower than these deductions would have been if they had been determined on a pro-rata basis. In addition, in the event of the disposition of any of the contributed assets which have an unrealized gain (or loss) attributable to a difference between the fair market or book value and the adjusted tax basis of the asset at the time of contribution, all income or loss attributable to this book-tax difference will generally be allocated to the limited partners who contributed the property. Arden Realty will generally be allocated only its share of income attributable to appreciation or depreciation, if any, occurring after the date of contribution to the operating partnership. These allocations will tend to eliminate the book-tax difference over the life of the operating partnership. However, the special allocation rules of Section 704(c) of the Internal Revenue Code do not always entirely eliminate the book-tax difference on an annual basis or with respect to a specific taxable transaction such as a sale. Thus, the carryover basis of the contributed assets in the hands of the operating partnership may cause it to be allocated lower depreciation and other deductions. Arden Realty could possibly be allocated an amount of taxable income in the event of a sale of these contributed assets in excess of the economic or book income allocated to it as a result of the sale. This may cause it to recognize taxable income in excess of cash proceeds, which might adversely affect its ability to comply with the REIT distribution requirements.

      Treasury regulations issued under Section 704(c) of the Internal Revenue Code provide partnerships and limited liability companies with a choice of several methods of accounting for book-tax differences, including retention of the “traditional method” or the election of other methods which would permit any distortions caused by a book-tax difference to be entirely rectified on an annual basis or with respect to a specific taxable transaction such as a sale. Arden Realty has determined to use the “traditional method” for accounting for book-tax differences for the properties initially contributed to the operating partnership and for some assets acquired subsequently. Arden Realty has not yet decided what method will be used to account for book-tax differences for properties acquired by the operating partnership in the future. Any property acquired by the operating partnership in a taxable transaction will initially have a tax basis equal to its fair market value, and Section 704(c) of the Internal Revenue Code will not apply.

Other Tax Consequences

      State and Local Taxation. Arden Realty may be subject to state or local taxation in various state or local jurisdictions, including those in which it transacts business. Its state and local tax treatment may not conform to the federal income tax consequences discussed above.

      Prohibited Transaction Income. Any gain that Arden Realty realizes on the sale of any property held as inventory or other property held primarily for sale to customers in the ordinary course of business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Its gain would include its share of any gain realized by any of the partnerships or limited liability companies in which it owns an interest. This prohibited transaction income may also adversely affect its ability to satisfy the income tests for qualification as a REIT. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business depends on all the facts and circumstances surrounding the particular transaction. Arden Realty intends to hold its properties for investment with a view to long-term appreciation, and to engage in the business of acquiring, developing and owning properties. Arden Realty intends to make, and have made, occasional sales of properties as are consistent with its investment objectives. Arden Realty does not believe that any of its sales were prohibited transactions. The IRS may contend, however, that one or more of these sales is subject to the 100% penalty tax.

      Redetermined Amounts. Any redetermined rents, redetermined deductions, or excess interest Arden Realty generates will be subject to a 100% penalty tax. In general, redetermined rents are rents from real property that are overstated as a result of services furnished by its taxable REIT subsidiary to any of its tenants, and redetermined deductions and excess interest represent amounts that are deducted by its taxable REIT subsidiary for amounts paid by it that are in excess of the amounts that would have been paid in a commercially reasonable arm’s length transaction. Rents Arden Realty receive will not constitute redetermined rents if they qualify under the safe harbor provisions contained in the Internal Revenue Code. Safe harbor provisions are provided where:

•	Amounts are received by a REIT for services customarily furnished or rendered in connection with the rental of real property;

•	Amounts are excluded from the definition of impermissible tenant service income because such amounts fall within the 1% de minimis exception;

•	The taxable REIT subsidiary renders a significant amount of similar services to unrelated parties and the charges for such services are substantially comparable to those paid by the REIT’s tenants;

•	The rents paid to the REIT by tenants who are not receiving services from the taxable REIT subsidiary are substantially comparable to the rents paid by the REIT’s tenants leasing comparable space who are receiving such services from the taxable REIT subsidiary, provided the charges for the taxable REIT subsidiary’s services are separately stated; or

•	The taxable REIT subsidiary’s gross income from the service is not less than 150% of its direct cost of furnishing the service.

      Arden Realty intends to deal with its taxable REIT subsidiaries on a commercially reasonable arm’s length basis, but Arden Realty may not always satisfy the safe harbor provisions described above.

PLAN OF DISTRIBUTION

       We may sell the securities offered pursuant to any prospectus supplement directly to one or more purchasers or to or through agents, underwriters or dealers, or through a combination of methods. We will name any underwriter, dealer or agent involved in the offer and sale of the securities in the applicable prospectus supplement.

      The securities may be distributed from time to time in one or more transactions at:

•	a fixed price or prices, which may be changed;

•	market prices prevailing at the time of sale;

•	prices related to prevailing market prices; or negotiated prices.

      In connection with the sale of the securities, underwriters may be deemed to have received compensation from us in the form of underwriting discounts, concessions or commissions and may also receive commissions from purchasers of securities for whom they may act as agent. Underwriters may sell the securities to or through dealers, and dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

      We will describe in the applicable prospectus supplement any underwriting compensation we pay to underwriters or agents in connection with the offering of the securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers. Dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions. We may enter into agreements to indemnify underwriters, dealers and agents against certain civil liabilities, including liabilities under the Securities Act of 1933 and to reimburse these persons for payments they are required to make. We will describe any indemnification agreements in the applicable prospectus supplement.

      Unless we specify otherwise in the related prospectus supplement, each series of securities offered will be a new issue with no established trading market, other than Arden Realty’s common stock which is listed on the New York Stock Exchange. If Arden Realty sells any shares of common stock pursuant to a prospectus supplement, the shares will be listed on the New York Stock Exchange subject to official notice of issuance. We may elect to list any series of securities on any exchange, but we are not obligated to do so. It is possible that one or more underwriters may make a market in a series of securities, but will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, there may not be a liquid trading market for the securities.

      If indicated in the applicable prospectus supplement, we may authorize underwriters or other persons acting as our agents to solicit offers by institutions or other suitable purchasers to purchase the securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in the prospectus supplement. These purchasers may include, among others, commercial and savings banks, insurance companies, pension funds, investment companies and educational and charitable institutions. Delayed delivery contracts will be subject to the condition that the purchase of the securities covered by the delayed delivery contracts will not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which the purchaser is subject. The underwriters and agents will not have any responsibility with respect to the validity or performance of these contracts.

      To facilitate the offering of the securities, certain persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involves the sale by persons participating in the offering of more securities than we sold to them. In these circumstances, these persons would cover the over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

      Some of the underwriters, dealers and agents, and their affiliates, may be customers of, engage in transactions with and perform services for us in the ordinary course of business.

LEGAL MATTERS

       The validity of the securities offered in this prospectus and specified legal matters in connection with this offering will be passed upon for us by Latham & Watkins, Costa Mesa, California and Ballard Spahr Andrews & Ingersoll, LLP, Baltimore, Maryland. The description of United States federal income tax considerations contained in “Material Federal Income Tax Considerations” is based upon the opinion of Latham & Watkins.

EXPERTS

       The consolidated financial statements of Arden Realty, Inc. appearing in its Annual Report on Form 10-K for the year ended December 31, 2000 and the consolidated financial statements of Arden Realty Limited Partnership appearing in its Annual Report on Form 10-K for the year ended December 31, 2000, have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports incorporated by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

LOGO

$200,000,000
Arden Realty
Limited Partnership

5.20% Notes due 2011

PROSPECTUS SUPPLEMENT
AUGUST 18, 2004

Lehman Brothers

Wachovia Securities
Deutsche Bank Securities
JPMorgan
Morgan Stanley